UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_________________

VECAST, INC
 (Exact name of Registrant as specified in its charter)

Delaware	4841	98-039-6819
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2 N. Lake Avenue, Suite 870, Pasadena, CA 91101
 Telephone: 626-666-3909
Facsimile: 626-666-5882
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

American Incorporators Ltd.
1220 N. Market Street, Suite 808
Wilmington, DE 19801
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
_________________

COPIES OF ALL COMMUNICATIONS TO:

Bernard & Yam, LLP
ATTN: Bin Zhou, Esq.
401 Broadway Suite 1708
New York, NY 10013
Phone: 212-219-7783
Facsimile: 212-219-3604
_________________

Approximate date of commencement of proposed sale to public:
As soon as practicable after this registration statement becomes effective.
_________________

If any of the securities being registered are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accredited filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]

Non-accelerated filer	[ ]	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
			(1)
Common Stock, $.0001 par value	1,000,000	$6.60	$6,600,000	$470.58

TOTAL	1,000,000	$6.60	$6,600,000	$470.58

(1) Estimated solely for purposes of calculating the registration fee under Rule 457.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS

Subject to completion, dated  ___________, 20___

Vecast, Inc.

1,000,000 shares of common stock

This prospectus relates to offering of up to 1,000,000 shares of Common Stock (“Offered Shares”), par value $0.0001 per share of Vecast, Inc. (“Company”), a Delaware corporation, that may be sold from time to time by Company.

Our Common Stock is not traded on any national securities exchange and is not quoted on any over-the-counter market.  The prices of the Offered Shares will be determined by the prevailing market price (if our Common Stock is publicly traded at such time) or in privately negotiated transactions.  Information regarding the manner in which Company may offer and sell the Offered Shares under this prospectus is provided under “Plan of Distribution” in this prospectus.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 9 FOR A DISCUSSION OF RISKS APPLICABLE TO US AND AN INVESTMENT IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is  ____________, 20____

FORWARD-LOOKING STATEMENTS

This prospectus and related prospectus supplements contains forward-looking statements within the meaning of federal securities law. Words such as "may," "will," "expect," "anticipate," "believe," "estimate," "continue," "predict," or other similar words, identify forward-looking statements. Forward-looking statements appear in a number of places in this prospectus and include statements regarding our intent, belief or current expectation about, among other things, trends affecting the markets in which we operate, our business, financial condition, results of operations, cash flow and growth strategies. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those predicted in the forward-looking statements as a result of various factors, including those set forth in the "Risk Factors" section of this prospectus. If any of the events described in "Risk Factors" occur, they could have an adverse effect on our business, financial condition and results of operation, cash flow, and growth strategies. When considering forward-looking statements, you should keep these factors in mind as well as the other cautionary statements in this prospectus. You should not place undue reliance on any forward-looking statement. We are not obligated to update forward-looking statements.

PROSPECTUS SUMMARY

This summary highlights selected information and does not contain all the information that may be important to you. You should carefully read this prospectus, any related prospectus supplement and the documents we have referred you to in "Where You Can Find More Information" on page 33 before making an investment in our common stock, including the “Risk Factors” section beginning on page 9. In this prospectus, references to "Company," "we," "us" and "our" refer to Vecast, Inc. and our subsidiaries including Vecast (China) Co., Ltd. and Vecast Software Co., Ltd.

OUR COMPANY

Vecast, Inc. was incorporated in Delaware on April 11, 2003.  On September 22, 2004, we completed the formation and registration procedure of a wholly owned subsidiary Vecast (China) Co., Ltd (“VCC”). in Beijing, China. On November 1, 2004, we completed the formation and registration procedure of another wholly owned subsidiary Vecast Software Co., Ltd. (“VSC”) in Beijing China. Through our wholly owned subsidiaries in China, our main business is the development of value-added services based on cable television network, now known as Triple-Play service.  In the past, it was restricted, yet, in 2010, China government has fully liberalized the policy to vigorously promote the Triple-Play services on cable TV platform, and with an encouraging 3 to 5 years timetable to achieve the integration of services.

We have insisted on for many years of operation because we believe Triple-Play is bound to be implemented, so Vecast, in the past 7 years, through unremitting efforts, not only has had a lot of reserves associated with this technology, but also accumulated a lot of operational experience and customer relationships.  As a result, our development of Triple-Play services is more competitive than other companies and we can seize this golden opportunity, and develop the business in large-scale.

We’ve been engaged in the business of developing and selling digital cable television network equipments and devices in China and cooperate with a number of Chinese cities’ cable television network operators by supplying the equipments and devices for their Triple-Play (television, telephone and broadband Internet) integrated network systems.

Our principal office of business in China is located at 7th floor, Building H, BDA International Plaza, Beijing Economic & Technological Development District, Beijing, China 100176. Our US office is located at 2 N. Lake Avenue, Suite 870, Pasadena, CA 91101. Our telephone number is 626-666-3909 and facsimile number is 626-666-5882

Vecast, Inc. and its wholly owned subsidiaries Vecast (China) Co., Ltd. and Vecast Software Co., Ltd. are hereinafter collectively referred to as “Company”, “we”, “our” or “us”.

THE OFFERING

This prospectus relates to the offering of 1,000,000 shares of Common Stock, par value $0.0001 per share of Vecast, Inc., a Delaware corporation.

Common Stock outstanding prior to offering	35,916,400

Total shares of Common Stock offered by Company	1,000,000

Common Stock to be outstanding after the offering	36,916,400

Voting Rights	Each share of our common stock entitles its holder to one vote on all matters to be voted on by stockholders generally.

Use of proceeds of sale
We estimate the proceeds that we will receive from this offering will be $ 6,600,000 if all the 1,000,000 shares of common stock are sold at $ 6.60 per share. The offering expenses of this offering is approximately $ 141,471 which are paid by us. We intend to (1) use approximately $ 2,260,485 to construct a new manufacturing facility; (2) use approximately $ 1,614,632 to purchase equipments; (3) use approximately $ 1,291,706 for inventory; (4) use approximately $ 516,682 to purchase furniture and fixtures; and (5) use approximately $ 775,023 to pay for marketing and management fees.

Risk Factors	See “Risk Factors” beginning on page 9 and other information included in this prospectus for a discussion of factors you should consider before deciding to invest in shares of our Common Stock.

SUMMARY CONSOLIDATED FINANCIAL DATA

We have derived the following summary of our consolidated statement of operations data for the fiscal years ended December 31, 2008 and 2009 and the nine months ended September 30, 2009 and 2010 and our consolidated balance sheet data as of December 31, 2008 and 2009 and September 30, 2010 from the consolidated financial statements of our wholly owned subsidiaries Vecast (China) Co., Ltd  and Vecast Software Co., Ltd. Our historical results are not necessarily indicative of the results that may be expected in the future. The summary of our consolidated financial data set forth below should be read together with our consolidated financial statements and the notes thereto, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Statement of Operations Data	For the Years Ended December 31,		For the Nine Months Ended September 30,
	2009	2008	2010	2009
	(audited)	(audited)	(unaudited)	(unaudited)

Sales	$2,327,708	$1,835,428	$921,145	$1,906,588

Cost of sales	1,929,171	1,052,099	799,828	1,562,564

Gross profit	398,537	783,329	121,317	344,024

Operating expenses
Selling expenses	128,060	107,758	8,007	59,265
General and administrative expenses	611,588	1,154,028	391,546	453,699
Total operating expenses	739,648	1,261,786	399,553	512,964

Loss from operations	(341,111)	(478,457)	(278,236)	(168,940)

Other income (expenses)
Interest income, net	1,042	1,408	6,730	820
Non-operating income (expenses), net	208,129	(191,780)	(1,455)	208,350
Government subsidy	19,297	86,244	-	19,295
Total other income (expenses)	228,468	(104,128)	5,275	228,465

Loss before provision (benefit) for income taxes	(112,643)	(582,585)	(272,961)	59,525

Provision (benefit) for income taxes
Current year	(23,989)	(109,919)	-	30,606
Deferred	-	-	(11,706)	-
Total	(23,989)	(109,919)	(11,706)	30,606

Net income (loss)	(88,654)	(472,666)	(261,255)	28,919

Other comprehensive income (loss)
Foreign currency translation adjustment	(3,986)	16,223	56,218	2,844

Comprehensive loss	$(92,640)	$(456,443)	$(205,037)	$31,763

Balance Sheets Data	December 31,	December 31,	September 30,
	2008	2009	2010
	(audited)	(audited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$176,946	$229,898	$4,958,092
Restricted cash	780	3,714	2,293
Accounts receivable, net	376,830	539,872	330,108

Installment accounts receivable, net	1,664,434	1,522,839	265,110

Inventory	277,203	304,591	597,191
Advance payments	-	73,350	1,090,179
Other receivables	51,910	51,259	217,604
Due from directors	91,288	51,641	54,174
Due from shareholders	70,718	185,294	90,343
Deferred tax assets	197,028	221,032	242,024
Total current assets	2,907,137	3,183,490	7,847,118

Property, plant and equipment, net	728,103	538,084	556,932

Installment receivables, net	2,102,626	999,434	1,947,872

Total assets	$5,737,866	$4,721,008	$10,351,922

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$4,179,799	$2,893,167	$2,738,332
Due to related party	101,477	371,102	403,588
Tax payables	229,630	204,300	98,609
Other current liabilities	45,803	21,008	84,999
Total current liabilities	4,556,709	3,489,577	3,325,528

Total liabilities	4,556,709	3,489,577	3,325,528

Shareholders’ equity:
Common stock	2,966	2,992	3,592
Contributed capital	2,824,926	2,967,814	8,967,214
Statutory reserve	40,497	40,497	40,497
Accumulated deficit	(1,815,835)	(1,904,489)	(2,165,744)
Accumulated other comprehensive income	128,603	124,617	180,835
Total shareholders’ equity	1,181,157	1,231,431	7,026,394

Total liabilities and shareholders' equity	$5,737,866	$4,721,008	$10,351,922

RISK FACTORS

An investment in our common stock is speculative and involves a high degree of risk and uncertainty. You should carefully consider the risks described below, together with the other information contained in this prospectus, including the consolidated financial statements and notes thereto of our Company, before deciding to invest in our common stock. The risks described below are not the only ones facing our Company. Additional risks not presently known to us or that we presently consider immaterial may also adversely affect our Company. If any of the following risks occur, our business, financial condition and results of operations and the value of our common stock could be materially and adversely affected.

Any investment in our common stock involves certain degree of risk. Investors should carefully consider the risks described below and all of the information contained in this registration statement before deciding whether to purchase any of our securities. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. None of our securities are currently listed or quoted for trading on any national securities exchange or national quotation system. If and when our securities are traded, the trading price could decline due to any of these risks, and an investor may lose all or part of his investment. Some of these factors have affected our financial condition and operating results in the past or are currently affecting us. This filing also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced described below and elsewhere in this registration statement.

Risks Related To Our Operations

We have operated at loss and there is no assurance that we will achieve substantial profitability.

As a company in the early stage of development, our limited history of operations makes evaluation of our business and future prospects difficulty. We have had a limited operating history and are in an early stage of development.  As a result of these factors, it is difficult to evaluate our prospects and our future success is more uncertain than if we had a longer or more proven history of operations. We are operating at an early stage to establish the market foundation and there is no assurance that we will achieve substantial profitability.

Our inability to fund our capital expenditure requirements may adversely affect our growth and profitability.

Our continued growth is dependent upon our ability to generate more revenue from our existing business and raise capital from outside sources. We believe that in order to continue to capture additional market share, we will have to raise more capital to fund our business operations. In the future we may be unable to obtain the necessary financing on a timely basis and on acceptable terms, and our failure to do so may adversely affect our financial position, competitive position, growth and profitability. Our ability to obtain acceptable financing at any time may depend on a number of factors, including our financial condition and results of operations, the condition of the People’s Republic of China (“PRC”) economy and the digital cable television industry in the PRC, and conditions in relevant financial markets in the United States, the PRC and elsewhere in the world.

We may raise additional capital through a securities offering that could dilute our ownership interest and voting rights.

Under Delaware laws, the power of the board of directors to issue shares of common stock, preferred stock or warrants or options to purchase shares of our stock is generally not subject to shareholder approval. We may require substantial working capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the holders of our common stock. The issuance of additional common stock or securities convertible into common stock by our board of directors will also have the effect of diluting the proportionate equity interest and voting power of holders of our common stock.

Our intellectual property rights may not provide meaningful protection for our products under development, which could enable third parties to use our technology, or very similar technology, and could prevent us from developing or marketing our product candidates.

We rely on patent and trade secret laws to limit the ability of others to compete with us using the same or similar technology in the U.S. and other countries. However, as described below, these laws afford only limited protection and may not adequately protect our rights to the extent necessary to sustain any competitive advantage we may have. The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the U.S., and many companies have encountered significant problems in protecting their proprietary rights abroad. These problems can be caused by the absence of adequate rules and methods for defending and enforcing intellectual property rights.

We will be able to protect our technology from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or are effectively maintained as trade secrets. The patent positions of companies, including our patent position, generally are uncertain and involve complex legal and factual questions, particularly as to questions concerning the enforceability of such patents against alleged infringement.  Changes in either the patent laws or in interpretations of patent laws in the U.S. and other countries may therefore diminish the value of our intellectual property. Moreover, our patent and patent applications may not be sufficiently broad to prevent others from practicing our technologies or from developing competing products. We also face the risk that others may independently develop similar or alternative technologies or design around our patented technologies.

Risks Related To Doing Business In China

Most of our assets are located in China and all of our revenues are derived from our operations in China, and changes in the political and economic policies of the PRC government could have a significant impact upon what business we may be able to conduct in the PRC and accordingly on the results of our operations and financial condition.

Our business operations may be adversely affected by the current and future political environment in the PRC. The PRC has operated as a socialist state since the mid-1900s and is controlled by the Communist Party of China. The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities.

Because the scope of our business license is limited, it may need government approval to expand or continue our business.

Both of our subsidiaries in China are wholly-owned foreign enterprises, commonly known as a WOFE. A WOFE can only conduct business within its approved business scope, which ultimately appears on the business license. Any amendment to the scope of our business requires further application and government approval. In order for us to expand our business beyond the scope of our license, we will be required to enter into a negotiation with the authorities for the approval to expand the scope of our business. We cannot assure you that it will be able to obtain the necessary government approval for any change or expansion of our business.

The foreign currency exchange rate between U.S. Dollars and Renminbi could adversely affect our financial condition.

To the extent that we need to convert dollars into Renminbi for our operational needs, our financial position and the price of our common stock may be adversely affected should the Renminbi appreciate against the U.S. dollar at the time such conversion is necessary. Conversely, if we decide to convert our Renminbi into dollars for the operational needs or paying dividends on our common stock, the dollar equivalent of our earnings from our subsidiary in China would be reduced should the dollar appreciate against the Renminbi. Further, our operational results are reported in U.S. dollars, and thus fluctuations in the exchange rate applied for purposes of consistent presentation may appear to exacerbate or minimize trends in our reported results.

Until 1994, the Renminbi experienced a gradual but significant devaluation against most major currencies, including dollars, and there was a significant devaluation of the Renminbi on January 1, 1994 in connection with the replacement of the dual exchange rate system with a unified managed floating rate foreign exchange system. Since 1994, the value of the Renminbi relative to the U.S. Dollar has remained stable and has appreciated slightly against the U.S. dollar. Countries, including the United States, have argued that the Renminbi is artificially undervalued due to China's current monetary policies and have pressured China to allow the Renminbi to float freely in world markets. In July 2005, the PRC government changed its policy of pegging the value of the Renminbi to the dollar. Under the new policy the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of designated foreign currencies. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in further and more significant appreciation of the Renminbi against the dollar.

Inflation in China could negatively affect our profitability and growth.

While the Chinese economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. During the past decade, the rate of inflation in China has been as high as approximately 20% and China has experienced deflation as low as minus 2%. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on our profitability.

Any deterioration of political relations between the United States and the PRC could impair our operations.

The relationship between the United States and the PRC is subject to sudden fluctuation and periodic tension. Changes in political conditions in the PRC and changes in the state of Sino-U.S. relations are difficult to predict and could adversely affect our operations or cause potential acquisition candidates or their goods and services to become less attractive. Such a change could lead to a decline in our profitability. Any weakening of relations between the United States and the PRC could have a material adverse effect on our operations.

Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate, including our ability to pay dividends.

The PRC State Administration of Foreign Exchange, or “SAFE,” issued a public notice in January 2005 concerning foreign exchange regulations on mergers and acquisitions in China. The public notice states that if an offshore company controlled by PRC residents intends to acquire a PRC company, such acquisition will be subject to strict examination by the relevant foreign exchange authorities. The public notice also states that the approval of the relevant foreign exchange authorities is required for any sale or transfer by the PRC residents of a PRC company's assets or equity interests to foreign entities for equity interests or assets of the foreign entities.

In April 2005, SAFE issued another public notice further explaining the January notice. In accordance with the April notice, if an acquisition of a PRC company by an offshore company controlled by PRC residents has been confirmed by a Foreign Investment Enterprise Certificate prior to the promulgation of the January notice, the PRC residents must each submit a registration form to the local SAFE branch with respect to their respective ownership interests in the offshore company, and must also file an amendment to such registration if the offshore company experiences material events, such as changes in the share capital, share transfer, mergers and acquisitions, spin-off transaction or use of assets in China to guarantee offshore obligations. The April notice also provides that failure to comply with the registration procedures set forth therein may result in restrictions on any of our PRC resident shareholders and subsidiaries. Pending the promulgation of detailed implementation rules, the relevant government authorities are reluctant to commence processing any registration or application for approval required under the SAFE notices.

In addition, on August 8, 2006, the Ministry of Commerce (“MOFCOM”), joined by the State-owned Assets Supervision and Administration Commission of the State Council, State Administration of Taxation, State Administration for Industry and Commerce, China Securities Regulatory Commission and SAFE, amended and released the Provisions for Foreign Investors to Merge and Acquire Domestic Enterprises, new foreign-investment rules which took effect September 8, 2006, superseding much, but not all, of the guidance in the prior SAFE circulars. These new rules significantly revise China’s regulatory framework governing onshore-offshore restructurings and how foreign investors can acquire domestic enterprises. These new rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOFCOM as a key regulator for issues related to mergers and acquisitions in China and requiring MOFCOM approval of a broad range of merger, acquisition and investment transactions. Further, the new rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

There is no required compliance process for recent PRC regulations relating to acquisitions of PRC companies by foreign entities.

These new rules may significantly affect the means by which offshore-onshore restructurings are undertaken in China in connection with offshore private equity and venture capital financings, mergers and acquisitions. It is expected that such transactional activity in China in the near future will require significant case-by-case guidance from MOFCOM and other government authorities as appropriate. It is anticipated that application of the new rules will be subject to significant administrative interpretation, and we will need to closely monitor how MOFCOM and other ministries apply the rules to ensure its domestic and offshore activities continue to comply with PRC law. Given the uncertainties regarding interpretation and application of the new rules, we may need to expend significant time and resources to maintain compliance.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

Upon completion of the Share Exchange Transaction, we became subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with our company, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Any recurrence of severe acute respiratory syndrome, or SARS, the Avian Flu, or another widespread public health problem, in the PRC could adversely affect our operations.

A renewed outbreak of SARS, the Avian Flu or another widespread public health problem in China, where all of our manufacturing facilities are located and where all of our sales occur, could have a negative effect on our operations. Such an outbreak could have an impact on our operations as a result of: quarantines or closures of some of our manufacturing facilities, which would severely disrupt our operations; the sickness or death of our key officers and employees, and a general slowdown in the Chinese economy. Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

We may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based upon U.S. laws, including the federal securities laws or other foreign laws against us or our management.

All of our current operations are conducted in China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon these persons. In addition, uncertainty exists as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

Risks Related to Corporate and Stock Matters

There is no existing market for our common stock, and we do not know if one will develop, which could impede your ability to sell your shares and depress our stock price.

There has not been a public market for our common stock prior to this offering. We cannot predict the extent to which a trading market will develop or how liquid that market might become. If you purchase shares of common stock in this offering, you will pay a price that was not established in the public trading markets. The initial public offering price will be determined by negotiations between the underwriters and us. You may not be able to resell your shares above the initial public offering price and may suffer a loss on your investment.

Broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. Factors that could cause fluctuations in our stock price may include, among other things:

•             actual or anticipated variations in quarterly operating results;

•             changes in financial estimates by us or by any securities analysts who might cover our stock;

•             conditions or trends in our industry, including trading volumes, regulatory changes or changes in the securities marketplace;

•             changes in the market valuations of other companies operating in our industry;

•             announcements by us or our competitors of significant acquisitions, strategic partnerships or divestitures;

•             announcements of investigations or regulatory scrutiny of our operations or lawsuits filed against us;

•             additions or departures of key personnel; and

•             sales of our common stock, including sales of our common stock by our directors and officers or our strategic investors.

The market price for our common stock may be volatile

The market price for our common stock is likely to be highly volatile and subject to wide fluctuations in response to factors including the following: actual or anticipated fluctuations in our quarterly operating results, announcements of new services by us or our competitors, changes in financial estimates by securities analysts, conditions in the energy recycling and saving services market, changes in the economic performance or market valuations of other companies involved in the same industry, announcements by our competitors of significant acquisitions, strategic  partnerships, joint ventures or capital commitments, additions or departures of key personnel, potential litigation, or conditions in the market.

            In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Shareholders could experience substantial dilution.

We may issue additional shares of our capital stock to raise additional cash for working capital.  If we issue additional shares of our capital stock, our shareholders will experience dilution in their respective percentage ownership in the company.

We have no present intention to pay dividends.

We have not paid dividends or make other cash distributions on our common stock, and we do not expect to declare or pay any dividends in the foreseeable future. We intend to retain any future earnings for working capital and to finance current operations and expansion of our business.

A large portion of our common stock is controlled by a small number of shareholders.

A large portion of our common stock is held by a small number of shareholders.  As a result, these shareholders are able to influence the outcome of shareholder votes on various matters, including the election of directors and extraordinary corporate transactions including business combinations.  In addition, the occurrence of sales of a large number of shares of our common stock, or the perception that these sales could occur, may affect our stock price and could impair our ability to obtain capital through an offering of equity securities. Furthermore, the current ratios of ownership of our common stock reduce the public float and liquidity of our common stock which can in turn affect the market price of our common stock.

We may be subject to "penny stock" regulations.

The Securities and Exchange Commission, or SEC, has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).  Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and our sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer’s account.  In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules.  These additional sales practice and disclosure requirements could impede the sale of our securities. Whenever any of our securities become subject to the penny stock rules, holders of those securities may have difficulty in selling those securities.

We are subject to federal and state securities laws and regulations and failure to comply with or changes in such laws and regulations may adversely affect us or increase substantially the disclosure required by us.

We are also regulated by state and federal securities regulators. These regulations are designed to protect investors in securities (such as the investment notes) which we sold and may sell in the future. Congress and state legislatures and foreign, federal and state regulatory agencies continually review laws, regulations and policies for possible changes. Changes to statutes, regulations or regulatory policies, including interpretation or implementation of statutes, regulations or policies, could affect us in substantial and unpredictable ways including limiting the types of securities we may issue or increasing substantially the disclosure required by us.

USE OF PROCEEDS

Our offering is being made on a self-underwritten basis-- no minimum of shares must be sold in order for the offering to proceed. The offering price per share is fixed at $ 6.60 per share for the duration of the offering. There is no assurance that we will raise the full $ 6,600,000 as anticipated. The following table below sets forth the uses of proceeds assuming the sale of 50% and 100% of the securities offered for sale in this offering by the company.

	If 100% sold and $6,600,000 raised	If 50% sold and $3,300,000 raised

Gross Proceeds	$6,600,000	$3,300,000

Less: Offering Expenses	$141,471	$141,471

Net Proceeds	$6,458,529	$3,158,529

The net proceeds will be used as follows:

New Facility	$2,260,485	$1,105,485

Equipments	$1,614,632	$789,632

Inventory	$1,291,706	$631,706

Marketing and Management Fees	$775,024	$379,024

Furniture and Fixtures	$516,682	$252,682

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $ 6,600,000 in this offering. The offering price bears no relationship to our assets, earnings, book value or other criteria of value. Among the factors considered were: our operating history; the proceeds to be raised by the offering; the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing stockholders, and our relative cash requirements.

DILUTION

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

As of September 30, 2010, the net tangible book value of our shares of common stock was $7,026,394 or approximately $0.20 per share based upon 35,916,400 shares outstanding. Our anticipated costs associated with the completion of this offering are approximately $141,471.

If 100% of the offered 1,000,000 shares of common stock are sold: Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 36,916,400 shares to be outstanding will be approximately $13,626,394 or approximately $0.40 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.20 per share without any additional investment on their part.  After completion of this offering, if 1,000,000 shares are sold, the purchasers of the offered 1,000,000 shares of common stock will own 2.71% of the total number of shares then outstanding and our existing stockholders will own 97.29 % of the total number of shares then outstanding.

 If 50% of the offered 1,000,000 shares of common stock are sold: Upon completion of this offering, in the event 500,000 shares are sold, the net tangible book value of the 36,416,400 shares to be outstanding will be approximately $10,326,394 or approximately $0.28 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.08 per share without any additional investment on their part.  After completion of this offering, if 500,000 shares are sold, the purchasers of the offered 500,000 shares of common stock will own 1.37% of the total number of shares then outstanding and our existing stockholders will own 98.63% of the total number of shares then outstanding.

PLAN OF DISTRIBUTION

The offering price for the 1,000,000 shares of common stock to the public will be fixed at $ 6.60 per share for the duration of the offering. This offering will be conducted on a best-efforts basis utilizing the efforts of our officers and directors, George Wu and Lily Kuo. Potential investors will include, but are not limited to, family, business associates, friends and acquaintances. The intended methods of communication include, without limitation, telephone and personal contact. In our endeavors to sell this offering, we do not intend to use any mass advertising methods such as the Internet or print media. There can be no assurance that all, or any, of the shares will be sold.

Funds from this offering will be placed in our corporate bank account. Investors’ subscription will be deposited in the company's bank account under our name. As a result, if we are sued for any reason and a judgment is rendered against us, investors' subscription could be seized in a garnishment proceeding and investors could lose their investment. Investors do not have the right to withdraw invested funds. We will sell the shares in this offering through George Wu and Lily Kuo, both officers and directors. They will receive no commission from the sale of any shares. They will not register as a broker-dealer under section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are that: 1. The person(s) is(are) not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and, 2. The person(s) is(are) not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; 3. The person(s) is(are) not at the time of their participation, an associated person(s) of a broker/dealer; and, 4. The person(s) meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that they (A) primarily perform, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii). George Wu and Lily Kuo are not statutorily disqualified, are not being compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in securities, and are not associated with a broker/dealer. They are and will continue to be officers and directors at the end of the offering and have not been during the last twelve months and are currently not a brokers/dealers or associated with a broker/dealer. Only after our registration statement is declared effective by the SEC, do we intend to advertise, through tombstones, and hold investment meetings in various locations where the offering will be registered. We will not utilize the Internet to advertise our offering. George Wu and Lily Kuo will also distribute the prospectus to potential investors at the meetings, to business associates and to friends and relatives who are interested in us and a possible investment in the offering. No shares purchased in this offering will be subject to any kind of lock-up agreement. Management and affiliates thereof will not purchase shares in this offering. We intend to sell our shares outside the United States.

Upon receipt and acceptance of subscriptions for the purchase of the shares offered hereby and within the allotted time period of this Offering, all funds received and accepted, if any, shall be immediately released to us and deposited into our general bank account all of which shall be available for use by us. There can be no assurance that we will obtain any funds from this offering.

Offering Period and Expiration Date

The offering shall terminate on the earlier of (i) 180 days after the effectiveness of the registration statement (ii) when the offering is fully subscribed for. Our ability to terminate the offering is limited to ending the duration of the offering and accepting the amount of shareholder funds as of the termination date

Procedures for Subscribing

If investor decides to subscribe for any shares in this offering, investor must execute and deliver a subscription agreement - deliver a check or certified funds to us for acceptance or rejection. All checks for subscriptions must be made payable to Vecast, Inc.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

DESCRIPTION OF SECURITIESTO BE REGISTERED

This prospectus relates to the offering of 1,000,000 shares of common stock of Vecast, Inc. We are governed by Delaware law and the Articles of Incorporation and Bylaws. Our authorized capital consists of 100,000,000 shares of common stock, $ 0.0001 par value, and 2,400,000 shares of preferred stock, par value $ 0.0001. Our board of directors, in their sole discretion, may establish par value, divide the shares of preferred stock into series, and fix and determine the dividend rate, designations, preferences, privileges, and ratify the powers, if any, and determine the restrictions and qualifications of any series of preferred stock as established.

Common Stock

We are authorized to issue 100,000,000 shares of common stock, $ 0.0001 par value per share. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders. Holders of our common stock have equal ratable rights to dividends from funds legally available therefore, if declared by the Board of Directors; are entitled to share ratably in all our assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up; do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions; and are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders. The holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than fifty percent (50%) of outstanding shares voting for the election of directors can elect all of our directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of the our directors.

Preferred Stock

Our Board of Directors, pursuant to the Certificate of Incorporation, is authorized to issue up to 2,400,000 shares of Preferred Stock, par value $ 0.0001, all of which are designated as “Series A Preferred Stock” or “Preferred Stock” and to fix the voting rights, liquidation preferences, dividend rights, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences of the Preferred Stock. The Board of Directors, without stockholder approval, can therefore, issue Preferred Stock with voting, conversion and other rights that could adversely affect the voting power and other rights of, and amounts payable with respect to, the Common Stock. This may be deemed to have a potential anti-takeover effect because the issuance of Preferred Stock in accordance with such provision may delay, defer or prevent a change of control regarding us and could adversely affect the price of our Common Stock.

The Board of Directors has designated all Preferred Stock as Series A Preferred Stock. On September 12, 2003, we issued 840,000 shares of Series A Preferred S tock to Cirmaker Industry Co. Ltd. These issued and outstanding Series A Preferred Stock have been converted to common stock, transferred to Cirmaker Technology Co. Ltd., and were transferred by Cirmaker Technology Co. Ltd to a group of non-US individuals. As of December 10, 2010, there is no share of Series A Preferred Stock outstanding.

Cash Dividends

As of the date of this prospectus, we have not declared or paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings in our business operations.

Anti-Takeover Provisions

We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless: prior to such date, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Currently, we have no Delaware shareholders and since this offering will not be made in the State of Delaware, no shares will be sold to its residents. Further, we do not do business in Delaware directly or through an affiliate corporation and we do not intend to do so. Accordingly, there are no anti-takeover provisions that have the affect of delaying or preventing a change in our control.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table summarizes our selected financial data for the periods and as of the dates indicated. They should be read together with our consolidated financial statements and the notes thereto, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Statement of Operations Data	For the Years Ended December 31,		For the Nine Months Ended September 30,
	2009	2008	2010	2009
	(audited)	(audited)	(unaudited)	(unaudited)

Sales	$2,327,708	$1,835,428	$921,145	$1,906,588

Cost of sales	1,929,171	1,052,099	799,828	1,562,564

Gross profit	398,537	783,329	121,317	344,024

Operating expenses
Selling expenses	128,060	107,758	8,007	59,265
General and administrative expenses	611,588	1,154,028	391,546	453,699
Total operating expenses	739,648	1,261,786	399,553	512,964

Loss from operations	(341,111)	(478,457)	(278,236)	(168,940)

Other income (expenses)
Interest income, net	1,042	1,408	6,730	820
Non-operating income (expenses), net	208,129	(191,780)	(1,455)	208,350
Government subsidy	19,297	86,244	-	19,295
Total other income (expenses)	228,468	(104,128)	5,275	228,465

Loss before provision (benefit) for income taxes	(112,643)	(582,585)	(272,961)	59,525

Provision (benefit) for income taxes
Current year	(23,989)	(109,919)	-	30,606
Deferred	-	-	(11,706)	-
Total	(23,989)	(109,919)	(11,706)	30,606

Net income (loss)	(88,654)	(472,666)	(261,255)	28,919

Other comprehensive income (loss)
Foreign currency translation adjustment	(3,986)	16,223	56,218	2,844

Comprehensive loss	$(92,640)	$(456,443)	$(205,037)	$31,763

Balance Sheets Data	December 31,	December 31,	September 30,
	2008	2009	2010
	(audited)	(audited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$176,946	$229,898	$4,958,092
Restricted cash	780	3,714	2,293
Accounts receivable, net	376,830	539,872	330,108

Installment accounts receivable, net	1,664,434	1,522,839	265,110

Inventory	277,203	304,591	597,191
Advance payments	-	73,350	1,090,179
Other receivables	51,910	51,259	217,604
Due from directors	91,288	51,641	54,174
Due from shareholders	70,718	185,294	90,343
Deferred tax assets	197,028	221,032	242,024
Total current assets	2,907,137	3,183,490	7,847,118

Property, plant and equipment, net	728,103	538,084	556,932

Installment receivables, net	2,102,626	999,434	1,947,872

Total assets	$5,737,866	$4,721,008	$10,351,922

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$4,179,799	$2,893,167	$2,738,332
Due to related party	101,477	371,102	403,588
Tax payables	229,630	204,300	98,609
Other current liabilities	45,803	21,008	84,999
Total current liabilities	4,556,709	3,489,577	3,325,528

Total liabilities	4,556,709	3,489,577	3,325,528

Shareholders’ equity:
Common stock	2,966	2,992	3,592
Contributed capital	2,824,926	2,967,814	8,967,214
Statutory reserve	40,497	40,497	40,497
Accumulated deficit	(1,815,835)	(1,904,489)	(2,165,744)
Accumulated other comprehensive income	128,603	124,617	180,835
Total shareholders’ equity	1,181,157	1,231,431	7,026,394

Total liabilities and shareholders' equity	$5,737,866	$4,721,008	$10,351,922

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our Business and Products

Vecast, Inc. was incorporated in Delaware on April 11, 2003.  On September 22, 2004, we completed the formation and registration procedure of a wholly owned subsidiary Vecast (China) Co., Ltd (“VCC”). in Beijing, China. On November 1, 2004, we completed the formation and registration procedure of another wholly owned subsidiary Vecast Software Co., Ltd. (“VSC”) in Beijing China.  Through our wholly owned subsidiaries in China, our main business is the development of value-added services based on cable television network, now known as Triple-Play service.  In the past, it was restricted, yet, in 2010, China government has fully liberalized the policy to vigorously promote the Triple-Play services on cable TV platform, and with an encouraging 3 to 5 years timetable to achieve the integration of services.
We have insisted on for many years of operation because we believe Triple-Play is bound to be implemented, so Vecast, in the past 7 years, through unremitting efforts, not only has had a lot of reserves associated with this technology, but also accumulated a lot of operational experience and customer relationships.  As a result, our development of Triple-Play services is more competitive than other companies and we can seize this golden opportunity, and develop the business in large-scale.

We’ve been engaged in the business of developing and selling digital cable television network equipments and devices in China and cooperate with a number of Chinese cities’ cable television network operators by supplying the equipments and devices for their Triple-Play (television, telephone and broadband Internet) integrated network systems.
Our products include:

1.
Front-end devices: Front-end devices are installed at CATV head-end room and optical transmission node, including high definition (“HD”)/standard (“SD”) TV broadcasting system, interactive server for video on demand (“VOD”), cable modem termination system (“CMTS”) for data uplink and Internet, and service management software (“SMS”) and bi-directional transmission equipment such as RFoG and Wi-Fi devices.

•	TV broadcasting system: It can accommodate more than 150 HD and SD channels with conditional access (“CA”) enabled.

•	Interactive server: It can store over 10,000 hours of TV programs and play back of 30 channels of programs previously aired.

•	CMTS: Its applications include data return from user to the head-end, Internet services, VOD and other value-added services, such as web-surfing through a HD TV and a remote.

•
SMS: Service Management System is for operation management.  Service Management System is a software loaded to an individual management server in the CATV head-end system.  We supply SMS to our cable operator partners to improve the cable operators’ user management efficiency and provides a guideline to market development such as database establishment, Statistical Process Control (“SPC”) based marketing model, statistic analysis of service subscribed, user behavior pattern, etc.

•
Bi-directional transmission equipment: This is a built in part of front-end system used by cable operators, including RFoG, and Wi-Fi AP devices, etc.  RFoG offers more downstream spectrum, upstream bandwidth and improved operational expenses to existing HFC network. In addition, its internal optical switch will greatly decrease noise and improve bi-directional transmission quality.  Wi-Fi technology is useful as a supplement to return path transmission especially when bi-direction construction encounters technical difficulty or is too costly to build over HFC connected area.  Hence, we implement multi-point Wi-Fi access point to cover.  We use IEEE 803.11n standard and high performance directional antenna, combine HFC network within communities to achieve seamless coverage.

2.
User-end devices: User-end devices are supplied to the cable subscribers for their use at home, including HD/SD compatible set-top box, cable modem that supports broadband Internet and bi-directional data transmission, and HD/SD set-top box with cable modem, Wi-Fi, and VoIP models (integrated set-top box, “I-STB”).

Different from regular set-top box, our set-top box is an all in one model that supports HD and SD channel receiving, cable broadband Internet and VoIP.  In particular, this model supports plug in of external devices, such as cable modem VoIP and Wi-Fi router that home users can conveniently insert or disconnect from the set-top box without presence of CATV technician.

Patent

Our technologies have great impact on the value and popularity of our products. We attained two technology patents, “Jumping Frequency” and “Integrated bi-directional set-top box” that are important core value of the company as a basis to achieve its business objectives.  The first one primarily solves low and unstable speed of cable broadband Internet, the later simplifies multiple services to single user-end device, avoid home installation and reduce equipment cost. The Integration of “Triple Play” services faces two challenges: narrow network spectrum and bi-directional cable transmission.  “Jumping Frequency” （patent effective until 2025）and “Integrated Bi-Directional Set-top Box”（patent effective until 2015）grant Vecast a competitive advantages to resolve these challenges.  “Jumping Frequency” (CM frequency jumping methods, CM, and its transmission system) will substantially increase network transfer rates, a solution that cable TV operators have long asked for and innovative practical patent “Integrated Bi-Directional Set-top Box” device, in another word, a user-end device that will offer cable TV Triple-Play service in full spectrum.

Manufacturing

Vecast is not a trading company but a company with patented technology, intellectual property and production experience.  One of the main purposes of filing this Form S-1 is the financing for the construction of production facilities, manufacture products with our independent intellectual property rights.

1.	Front-end devices:

•
TV broadcasting system and interactive server: The first one is manufactured through OEM by Beijing Mingxin Technologies Co. Ltd. and the later is manufactured through OEM by EnReach Technology Inc.  These are not exclusive OEM companies, Vecast could contract out to other company within 3 months for alternative products if Vecast lose these suppliers.

•	CMTS: Made by Casa System Inc. Vecast could contract out to other company within 3 months for alternative products if Vecast loses this supplier.

•	SMS：The software is owned, made and installed by Vecast.

•	RFoG and Wi-Fi AP: We master the production technology and have the ability to manufacture. We will determine whether to entrust to other factories of self-manufacture based on its production cost.

2.
User-end devices: In the past, set-top box and cable modems are treated in the company as two separate products to manufacture and sell.  Since China government started to promote Triple-Play in 2010, to cope with the upcoming market change, we’ve positioned I-STB box as the primary user-end device with cable modem module as a plug in.  Except cable modem, VoIP and Wi-Fi module can also be plug into set-top box according to users’ preference.

•
Set-top box：We own the proprietary right and intellectual property rights to our entire product line of set-top box, including technology, design, software, brands and trademarks.  Currently, because of low production volume and cost consideration, Vecast sub-contracts out to other manufacturers instead of building its own production facility.  The company’s set-top box manufacturer is Huizhou Jiu-Lian Technology Co. Ltd. (“Jiu-Lian”), located at 18th Floor, Huayang Building, Yan-Da 1st Road, Huizhou City, Guangdong Province, China, Zip 516001.  Besides Jiu-Lian, the company can also entrust other factories.  There won’t be adverse effect if we lose Jiu-Lian.

•
Cable modem:  From 2003 to 2008, our CM products are manufactured by OEM (original equipment manufacturer), packed and delivered to our customers under our own brand names.  The production was carried out by IDN Telecom, Inc. through a contracted manufacturer Ming Shuo Electronics (Su Zhou) Co., Ltd., a subsidiary of Taiwan ASUSTek Computer Inc.  Its production facility address is No. 233, New District, Golden Maple Road, Suzhou City, Jiansu Province, China.  Last order was completed in 2009.

Starting 2009, to gain control over cost and lead time, we discarded OEM, started R&D cable modem and successfully developed cable modem technology and manufactured under the company’s full ownership.  This cable modem can be produced as a unit or module. The current contracted factory is Beijing Zhong Ming Ce-Kong Co. located in Beijing, China.

Business Model

We either directly sell the user-end devices to customers, who are mainly cable operators in various Chinese cities, or enter cooperative agreement with these cable operators to supply the front-end and user-end devices (including software and technical support services) to them, assist them to construct the platform for their Triple-Play integrated network system and then share the user fees they receive from the subscribers of their Triple-Play integrated network system.

Market Overview

Because of limitations set on development of cable value added services by Chinese government years before 2010, business expansion was difficult and the scope of this market has stayed fairly small.  Starting in 2010, China government started to actively support Triple-Play services, and open up the value added service market by nomination of 12 pilot cities to complete in 2010 and enter full promotion in 2011.  According the government’s schedule of Triple-Play business, China will have to complete CATV digital conversion in the coming 3 to 5 years and make Triple-Play an integrated service.  It means CATV operators across cities in China will provide bi-directional based value added services to more then one hundred million household.  That is the market will need more than one hundred million user-end devices that support Triple-Play.  Therefore, it provides us with good market opportunity.

Growth Strategy:

Strategies to Promote Direct Sales：

We plan to promote the low cost and high performance characteristics of our I-STB and push it into HD set-top box market to lay a solid foundation for future sale of CM, VoIP and Wi-Fi plug-in models.  According to China government, digital conversion of cable TV has to be completed in 2015 and that is there will be over one hundred million HD and Triple-Play service enabled set-top boxes to enter the market in the coming 3 years.

Due to the local unbalanced economic development and CATV operators’ uncertainty of future services, most operators simply provide one way set-top box to reduce overall conversion cost and install cable modem to user home when users subscribe additional value-added service, such as broadband Internet.   Trouble is local operators usually charge a rate on a fixed period and has to have man power to take out user-end devices when users switch services to other operators.   Yet, I-STB requires very simple plug in and out of cable modem modules (or Wi-Fi, VoIP modules), from users.  When cancel added services, users simply return modules to CATV operators and pay a pro-rated service fee.  It is a more convenient procedure.

Based on the assumption that Triple-Play service will become universal in China, we set our sales strategy to strike the market by our low cost non-plug in I-STB to drive more successful bidding opportunities.  When operators provide services that require data return such as VOD or Internet, based on the set-top box internal standard and patent protection, we’ll automatically become the exclusive supplier of plug in modules such as cable modem, and then gain the market control, and reach for more than 20% combined profit.  Our market growth goal is to become one of the major suppliers of integrated bi-directional set-top box in the coming 3 to 5 years.

Strategies to Promote the Partnership with Cable Operators and Provide Services

We plan to enter into more cooperative agreement with more cable operators across cities in China. Under these cooperative agreements, we will supply the front-end and user-end devices, including software and technical support services, to cable operators, assist them to construct platform for the Triple-Play integration network. We plan to cooperate with cable operators to provide cable users with Triple-Play services, such as HD TV broadcasting, on demand, Internet thru PC or HD TV set.  The services we will provide include free and VIP services. Free service includes non-binding QoS (quality of service) on demand and broadband Internet.  VIP services are provided through the VIP card program. VIP card refers to high speed Internet card, charged by hours of usage and deducted fee from the card.  Users can purchase this card for temporary use when they demand higher Internet speed beyond free service. VIP card does not have monthly minimum spending requirement.  This VIP card is identical to China Mobile prepaid card sales and pricing model.  Vecast commits to provide QoS using VIP card to offer pricing flexibility that is still lacking in domestic broadband Internet market.

By assisting with constructing Triple-Play platform and providing Triple-Play services, we will assist the cable operators to expand their marker share and we will share the service fees they receive from the subscribers.  The services fees include channel broadcasting, interactive on demand, Internet, VoIP, etc.  We plan to supply  $ 100 worth of equipments and receive in return $1.54 (￥10 RMB) for channel broadcasting and interactive on demand, $2.3 (￥15 RMB) for Internet, per month per household.

The partnership and cooperation with cable operators to promote our products for Triple-Play integrated network system will be our core business in future. Our main advantages for this business lands on technology, cost control, and market experience accumulated in prior years. We have the ability to build high-end Triple-Play services platform with lower cost, enhance cable operators’ ability to run value-added service, such as broadband Internet and shorten the gap between cable operators and telecom operators in areas of technology and market development and facilitate the popularities of Triple-Play business with operators in co-op cities.

 We plan to first complete the pilot program in Beijing, introduce its success to our existing customers and gradually develop new customers.

Competition

Vecast's cable modem, HD set top box products face market competition in China as there are more than 30 set-top box manufactures, mostly are the original large domestic appliance manufacturers, such as Changhong, TCL, Chuangwei, Haier, Haixin, Kangjia, Qinghuatongfang, Wanlida, etc.  In addition, there are also some professional set-top box manufacturers, such as Shenzhen Coship, Jiu Zhou Electric, Tianbo, Guangdong Huanwong, etc.  However, none of the companies is dominating the market because there’s no significant technical and price advantage.  Every company relies heavily on customer relations and price reduction to gain market share, so the competition is very intense.

Because China government in the past banned CATV operators from operating broadband Internet access business, the broadband Internet market is very small.  However, there are still few cable modem supplier, such as Motorola, and SA that sell cable modems as a unit in China.

Our competitive edge reflects on Triple-Play user-end devices.  As China government fully open Triple-Play market, more than one hundred million subscribers are estimated to use Triple-Play services in the future 3 to 5 years.

Currently we fully participate in SARFT (State Administration of Radio Film and Television) Triple-Play platform construction and share profit with operators. Compared to Shenzhen Coship, our competitor in this area, we have advantage in bi-directional transmission, “Jumping Frequency” patent applications, and ability to develop value-added market.  Slow or unstable Internet speed and incapability of market development is the largest challenge of Triple-Play market faced by operators.  However, our Triple-Play technology and many years of market experience and relationship with CATV operators will complete make up their shortcoming.  As a result, compare with other competitors, we have a higher opportunity to succeed.

Major customers

In the past 7 years, step by step, we developed more than 50 customers, including some cable TV companies in China's provinces, cities, or regions, China Telecom, China Mobile, China Unicom, etc., majority of them are cable or telecom operators.  We selected 15 market potential customers for reference.  We also listed our customers who participated in cable broadband Internet market development.

We are committed to the development of high-definition interactive set-top box (HD-STB) and Triple-Play set-top box products.  We consider these products represent the future direction of mainstream set-top box.  As for our business model, Beijing Haidian cable operators have completed the development of HD-STB.  In addition, we make majority of our previous CM customers as HD-STB or Triple-Play set-top box target customers.

We are Baoding Cable Company’s sole supplier for set-top box and CM since 2004, we provided Baoding Cable Company front-end system, which also identified the relevant standards, functions, applications, and upgrades.  By now, we have provided 200 thousand units of set-top box in total, all new user terminals also must follow these standards and ensure compatibility to support existing applications and functions.  We have an inventory warehouse, tech support, STB/CM repair and maintenance center in Baoding.  All of these determine our sole supplier position in Baoding.  Vecast and Baoding customer will sign supplementary agreement or new supply agreement if there is any price or set-top box model changes.   All contracts follow automatically renewal, there is no expiration date on the set-top boxes contracts.

• Baoding Cable network Co.
• Shanghai Minhang Cable network Co.
• Jiangxi Province Cable network Co.
• Xinhui and Jiangmen cable network Co.
• Xiamen cable network Co.
• Nanjing Banglian cable Co.
• Shaoguan cable network Co.
• Huizhou cable network Co.
• Dandong cable network Co.
• Changzhou CITIC Guoan Cable Co.
• China Telecom, Hebei Co.
• China Mobile, Xinxiang Co.
• China Unicom, Zhongshan Co.
• China Unicom, Nanchong Co.
• Beijing Haidian Cable TV Network Center
Government Regulations

1.	3C Certification

“3C” certification was put into full operation on May 1, 2003 (later postponed to August 1), the original product safety certification, import safety, and quality licensing system were abolished over the same period. “3C” Certificate issue institutions are： General administration supervision inspection and quarantine of P.R.C Subordinate, local quality control management departments. Compulsory product certification currently in force are: "Administrative Regulations for Compulsory Product Certification", "Regulations for Compulsory Product Logo Certification ", " Product Catalog of The first implementation of the compulsory product certification" and " Notification of questions relating to the implementation of the Compulsory Product Certification.

VCC set-top box products has received 3C Certificate qualification. CM Series product is not required for 3C.  Certification and Accreditation Administration of P.R.C. (CAA) Issued Bulletin No. 9 of 2007 Section 11 expressly stated that the cable modem (CM) does not belong to the scope of 3C certification, not required for 3C.

2.	State Administration of Radio Film and Television Network License
"Radio and television equipment, network equipment, management practices identified"
Announce Agency: State Administration of Radio Film
Article No.: State Administration of Radio, Film and Television, Administration Order No. 25
Announce Date: June 18, 2004
Effective: August 1, 2004

VCC set-top box products has been granted Network access qualification and certification
CM doesn’t have network access certificate requirement, not required to have SARFT Network access certification

3.	Certificate of approval issued by Beijing Government (Vecast, Inc.’s two subsidiaries)

4.	Business License issued by Beijing Government (Vecast, Inc.’s two subsidiaries)

5.	ISO9001

VCC gain ISO9001 Quality Certificate

Environmental Laws

We are not subject to any environmental laws and regulations.

Employees

Currently Vecast, Inc. has 4 full time employees, Vecast China Co. Ltd. has 12 full time employees and Vecast Software Co. Ltd. has 15 full time employees.

Facilities

Our US office locates at 2 N. Lake Ave., Suite 870, Pasadena, CA 91101.  It’s a 1558 square feet leased office space, on a two-year term starting July 2010.

VCC office has 7,800 square feet of office space and locates at 7th floor, Building H, BDA International Plaza, Beijing Economic & Technological Development District, Beijing, China. VCC purchased this office space in July 2010.

In addition to the main office, we have two branch offices in Baoding, China. One is a 1,700 square feet leased office space located at 766 Chaoyang Street, Suite 401& 402, Baoding City, China and we currently pay an annual rent of $ 4,200 (equals 27,986 RMB) for this office. The other one is a 1,100 square feet leased office space located at 43 Chaoyang Street, Suite 9C, Baoding City, China and we currently pay a monthly rent of $ 348 (2,378 RMB).  Both offices are rented based on annual leases.

Intellectual Properties

We have submitted trademark applications to Chinese Trademark Administration and attained two trademarks: “Lan Mao” TM for cable modem and “New Cable” TM for set-top box.

We filed and attained two patent with Chinese State Intellectual Property Office in 2005:

1.	“Jumping Frequency” patent-CM frequency jumping methods, CM and its transmission system: a technological invention for cable modem, patent effective till 2025.
2.	“Triple-Play Terminal” patent: a terminal equipment of STB with CM and VoIP model, patent effective till 2015.

We registered following copyrights with Chinese National Copyright Administration in 2004 and 2005:

1.	Set-Top Box driver
2.	Cable Modem driver
3.	Digital TV Service Management System

Segment Information

The FASB establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. Our operations operate in one segment: digital cable television network equipments and devices.

RESULTS OF OPERATIONS

The following table sets forth our statements of operations for the years ended December 31, 2009 (Audited) and 2008 (audited), and the nine months ended September 30th, 2010 and 2009 (unaudited) in U.S. dollars:

	For the Years Ended December 31,		For the Nine Months Ended September 30,
	2009	2008	2010	2009
	(audited)	(audited)	(unaudited)	(unaudited)

Sales	$2,327,708	$1,835,428	$921,145	$1,906,588

Cost of sales	1,929,171	1,052,099	799,828	1,562,564

Gross profit	398,537	783,329	121,317	344,024

Operating expenses
Selling expenses	128,060	107,758	8,007	59,265
General and administrative expenses	611,588	1,154,028	391,546	453,699
Total operating expenses	739,648	1,261,786	399,553	512,964

Loss from operations	(341,111)	(478,457)	(278,236)	(168,940)

Other income (expenses)
Interest income, net	1,042	1,408	6,730	820
Non-operating income (expenses), net	208,129	(191,780)	(1,455)	208,350
Government subsidy	19,297	86,244	-	19,295
Total other income (expenses)	228,468	(104,128)	5,275	228,465

Loss before provision (benefit) for income taxes	(112,643)	(582,585)	(272,961)	59,525

Provision (benefit) for income taxes
Current year	(23,989)	(109,919)	-	30,606
Deferred	-	-	(11,706)	-
Total	(23,989)	(109,919)	(11,706)	30,606

Net income (loss)	(88,654)	(472,666)	(261,255)	28,919

Other comprehensive income (loss)
Foreign currency translation adjustment	(3,986)	16,223	56,218	2,844

Comprehensive loss	$(92,640)	$(456,443)	$(205,037)	$31,763

Sales

Sales was $ 921,145 for nine months ended September 30, 2010, an approximately 52% decrease as compared to $ 1,906,588 for nine months ended September 30, 2009. The decrease was attributable to the decreased sales to our customer - Baoding Pascali Company and attributed to the focus on development and upgrade of products. Sales was $ 2,327,708 for year ended December 31, 2009, an approximately 27% increase as compared to $ 1,835,428 for year ended December 31, 2008. The increase was attributable to the increased sales to our customer - Baoding Pascali Company.

Cost of Sales

Cost of Sales was $ 799,828 for nine months ended September 30, 2010, an approximately 49% decrease as compared to $ 1,562,564 for nine months ended September 30, 2009. The Cost of Sales decreased as a result of our decrease in Sales. Cost of Sales was $ 1,929,171 for year ended December 31, 2009, an approximately 83% increase as compared to $ 1,052,099 for year ended December 31, 2008. The Cost of Sales increased as a result of our increase in Sales.

Gross Profit

Gross Profit was $ 121,317 for nine months ended September 30, 2010, an approximately 65% decrease as compared to $344, 024 for nine months ended September 30, 2009.  Gross Profit was $ 398,537 for year ended December 31, 2009, an approximately 49% decrease as compared to $ 783,329 for year ended December 31, 2008.

Total Operating Expenses

Total Operating Expenses was $399,553 for nine months ended September 30, 2010, an approximately 22% decrease as compared to$512,964 for nine months ended September 30, 2009. The decreased was contributed by the decrease in Selling Expenses. Total Operating Expenses was $739,648 for year ended December 31, 2009, an approximately 41% decrease as compared to $ 1,261,786 for year ended December 31, 2008.  The decreased was contributed by the decrease in G&A Expenses.

Income (Loss) from Operations

We recorded $278,236 of Loss from Operations for nine months ended September 30, 2010, an approximately 65% increase as compared to $168,940 of Loss from Operations for nine months ended September 30, 2009 . The increase in loss was mainly contributed by the lower Sales and lower Gross Profit. We recorded $ 341,111 of Loss from Operations for year ended December 31, 2009, as compared to $ 478,457 of Income from Operations for year ended December 31, 2008.  The less in loss was contributed by the higher Sales and lower Operation Expenses.

Comprehensive Net Income (Loss)

We recorded $ 205,037 of Comprehensive Net Loss for nine months ended September 30, 2010, as compared to $ 31, 763 of Comprehensive Net Income for nine months ended September 30, 2009. The significant net loss was due to our Loss from Operations. The Comprehensive Net Loss was $ 92,640 for year ended December 31, 2009, as compared to the Comprehensive Net Loss of $ 456,443 for year ended December 31, 2008. The significant net loss was due to our Loss from Operations.

Liquidity and Capital Resources

As of September 30, 2010, we had cash and cash equivalents of approximately $ 4,958,092. For the nine months ended September 30, 2010, the net cash used in operating activities was $ 425,930, the net cash used in investing activities was $898,000, and the net cash provided by financing activities was $6,017,937.

For the year ended December 31, 2009, the net cash used in operating activities was $ 653,925 and for the year ended December 31, 2008, the net cash provided by operating activities was $ 14,259. The change in cash flow from operating activities was mainly due to our increased accounts payable and accrued liabilities. Our accounts payable and accrued liability at December 31, 2009 was $2,893,167, as compared to the accounts payable of $4,179,799 at December 31, 2008.

For the year ended December 31, 2009, the net cash provided by investing activities was $ 130,024 and for the year ended December 31, 2008, the net cash used in investing activities was $ 553,961. The cash used in investing activities was primarily used to purchase property and equipment.

For the year ended December 31, 2009, the net cash provided by financing activities was $ 433,612 and for the year ended December 31, 2008, the net cash provided by financing activities was $428,259.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements for the years ended December 31, 2008 and 2009 and nine months ended September 30, 2010.

Segment Reporting

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. Our chief operating decision maker is our Chief Executive Officer. We have evaluated our approach for making operating decisions and assessing the performance of our business we determined that we only have one segment which is the digital cable television network equipments and devices.

Critical Accounting Policies and Estimates

The notes to our consolidated financial statements include disclosure of our significant accounting policies and estimates. In establishing these policies within the framework of accounting principles generally accepted in the United States, management must make certain assessments, estimates and choices that will result in the application of these principles in a manner that appropriately reflects our financial condition and results of operations. Critical accounting policies are those policies that we believe present the most complex or subjective measurements and have the most potential to affect our financial position and operating results. While all decisions regarding accounting policies are important, there are certain accounting policies and estimates that we consider to be critical. These critical policies, which are presented in detail in the notes to our consolidated financial statements, relate to revenue recognition, cash and cash equivalents, held for customers, fair value measurements valuation and office, communication and computer equipment.

A summary of our significant accounting policies and estimates are contained in the Note 2 of the notes to our financial statements beginning on page 41 of this prospectus.

Recent Accounting Pronouncements

The Company has adopted all recently issued accounting pronouncements.  The adoption of the accounting pronouncements, including those not yet effective, is not anticipated to have a material effect on the financial position or results of operations of the Company.

For a discussion of the impact of recent accounting pronouncements, see Note 2 to our financial statements beginning on page 41 of this prospectus.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

We are a smaller reporting company and we are not required to provide information for this section.

LEGAL PROCEEDINGS
We are currently not a party to any legal lawsuit or proceedings.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with accountants regarding our accounting, financial disclosures or any other matter.

DIRECTORS AND EXECUTIVE OFFICERS
Identification of directors and executive officers

The following table sets forth the names, ages and positions of our directors and executive officers

Name	Age	Position
George Wu	55	Chairman of Board, Chief Executive Officer, Board Director
Lily Kuo	42	Board Director, Vice President
Amy Mou	36	Board Director
Jianhua Liu	36	Chief Technology Officer

George Wu

Mr. George Wu received his Bachelor degree from Beijing Institute of Technology in 1982; He served as the Chairman/CEO of Blossom Company, a China-Japan joint venture company from 1989 to 1993; Mr. Wu founded IDN Telecom, Inc. (“IDN”) in 1993 and has been the Chairman and CEO of IDN.  In 2000, IDN and China Electronics Corp. (CEC), the largest Chinese telecommunication and electronics company, formed a joint venture named Beijing IDN Telecom, Co., Ltd.  Mr. Wu was the initial founder and executive director. Mr. Wu has assumed various leadership positions with multiple companies at multi-nation environment for a long time.  His tremendous leadership experience includes business management, strategic planning, marketing, innovation, and execution. Mr. Wu has been in the position of Chairman of Vecast and its subsidiaries from 2003 to present.

Lily Kuo

Ms. Lily Kuo received her Master degree of Broadcast and Electronic Communication Arts from San Francisco State University in 1995. Specialized in media production and services and corporate management, Ms. Kuo had work at a Taiwan cable TV company as a program director and news anchor for few years  Ms. Kuo joined Vecast in 2004, and has been in the position of officer and Vice President.  Ms. Kuo has utilized her working experience with Taiwan cable TV Company and successfully launched cable modem projects to CATV operators in China in early 2005.  The project has since made sound foundation for the company’s Triple-Play business now in development.

Amy Mou

Ms. Amy Mou graduated from Broadcast Electronic Communication Arts Dept. at San Francisco State University in 1997.  With four year academic training in media industry, Ms. Mou worked her first job as a marketing specialist. Later she advanced herself into IT industry in Silicon Valley and has since been working as Network engineer for the city of San Jose, providing enterprise level support for the entire city hall with approx. 7,000 users and numerous WAN sites.  She has solid knowledge of network infrastructure, equipment and application with over 10 years of combined media and technical experiences.

Jianhua Liu

Mr. Jianhua Liu graduated from Jilin University in 1999. He had been in the position of assistant of General Manager and manager of technology department before he joined Vecast.  In 2004, he joined the company and has been in the position of Chief Technology Officer.  He is the key person for research and development of the company’s Triple-Play network products.

Family Relationships

There are family relationships among the individuals comprising the Company’s board of directors. George Wu and Lily Kuo are husband and wife.

EXECUTIVE AND DIRECTOR COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

We do not have any equity awards outstanding as of December 31, 2009 and as of September 30, 2010.

Stock Option and Awards Plan

We do not have any stock option and awards plan as of December 31, 2009 and as of September 30, 2010.

Director Compensation

 We do not pay directors compensation for their service as directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by our officers and directors, and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what this ownership will be assuming completion of the sale of all or partial shares in this offering. The stockholder listed below has direct ownership of her shares and possesses sole voting and dispositive power with respect to the shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)	Percentage of Ownership Assuming all of the Shares are Sold (2)
George Wu	0	0	0
Lily Kuo	0	0	0
Amy Mou	0	0	0
Jianhua Liu	0	0	0
All Officers and Directors as a Group	0	0	0
5% or more stockholders
IDN Telecom Inc	18,315,000	50.99%	49.61%
Alliance NGN Inc	7,700,000	21.44%	20.86%
All 5% or more stockholders	26,015,000	72.43%	70.47%

(1)	Calculated based on 35,916,400 shares of Common Stock issued and outstanding as of September 30, 2010.
(2)	Calculated based on 36,916,400 shares of Common Stock issued and outstanding assuming all offered 1,000,000 shares of common stock are sold.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On April 23, 2003, we entered a Stock Purchase Agreement with IDN Telecom Inc and issued 25,000,000 shares of common stock to IDN Telecom Inc for $ 10,000, pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of1933. IDN Telecom Inc was our founding and majority shareholder, therefore, this transaction was a related transaction.

On January 20, 2004, we entered a Stock Purchase Agreement with IDN Telecom, Inc., and issued 80,000 shares of common stock to IDN Telecom, Inc. for a total price of $40,000, pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of1933. IDN Telecom Inc was our founding and majority shareholder, therefore, this transaction was a related transaction.

On December 1, 2008, we entered a Stock Purchase Agreement with IDN Telecom, Inc. and issued 204,400 shares of Common Stock in exchange of equipment investment valued $511,000, pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of1933. IDN Telecom Inc was our founding and majority shareholder, therefore, this transaction was a related transaction.

As of September 30, 2010, December 31, 2009 and December 31, 2008, the Company had outstanding payables to a related partly, IDN Telecom, Inc. (“IDN Telecom”) of $403,588, $371,102 and $101,477, respectively. These payables were the payments the Company owes to IDN Telecom, Inc. for the purchase of cable modems.

Our purchase from IDN Telecom, Inc in year ended December 31, 2008 was 10.71% of our total  purchase for year ended December 31, 2008 and our purchase from IDN Telecom Inc in year ended December 31, 2009  was 44.39% of our total  purchase in year ended December 31, 2009.

Review, Approval or Ratification of Transactions with Related Parties

We did not have any policies or procedures in place with respect to the review and approval or ratification of the related party transactions that have been described.We believe that all transactions with related parties were on terms no less favorable than could have been obtained from third parties.

Director Independence

Currently, we do not have any independent directors. Since the Company’s Common Stock is not listed on a national securities exchange, we have used the definition of “independence” of The NASDAQ Stock Market to make this determination.

We do not currently have a standing audit, nominating or compensation committee and are not required to have such committees under the NASDAQ Marketplace Rules, and as a controlled company we are not required to have a board comprised of a majority of independent directors, a nominating committee or a compensation committee. However, in the future, we do intend to comply with the independent director and committee composition requirements.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Delaware Statutes and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

STOCK TRANSFER AGENT

Our transfer agent is Securities Transfer Corporation, Frisco, Texas.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Bernard & Yam, LLP, New York, New York.

EXPERTS

Our financial statements as of and for the years ended December 31, 2008 and 2009 included in this prospectus and in the registration statement have been audited by Patrizio & Zhao, LLC,  Parsippany, New Jersey, an independent registered public accounting firm, as stated in their report appearing herein.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the Common Stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and the exhibits of the registration statement. For further information with respect to us and the shares being offered under this prospectus, we refer you to the registration statement, including the exhibits and schedules thereto.

You may read and copy the registration statement of which this prospectus is a part at the SEC’s Public Reference Room, which is located at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s Public Reference Room. In addition, the SEC maintains an Internet web site, which is located at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC’s Internet web site at http://www.sec.gov. We are subject to the information reporting requirements of the Securities Exchange Act of 1934, and we will file reports, proxy statements and other information with the SEC.

FINANCIAL STATEMENTS

Our fiscal year end is December 31. We will provide audited financial statements to our stockholders on an annual basis; as prepared by an Independent Certified Public Accountant.

VECAST, INC.

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

Table of Contents

Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheets
Consolidated Statements of Operations and Comprehensive Loss
Consolidated Statements of Shareholders’ Equity
Consolidated Statements of Cash Flows
Notes to Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
Vecast, Inc.

We have audited the accompanying consolidated balance sheets of Vecast, Inc. (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations and comprehensive loss, shareholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vecast, Inc. as of December 31, 2009 and 2008, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Patrizio & Zhao, LLC

Parsippany, New Jersey

September 16, 2010

Consolidated Balance Sheets

	December 31,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$229,898	$176,946
Restricted cash	3,714	780
Accounts receivable, net of allowance for doubtful accounts of $8,367	539,872	376,830
and $1,194 at December 31, 2009 and 2008, respectively
Installment receivables, net of deferred gross profit of $197,934	1,522,839	1,664,434
and $186,848 at December 31, 2009 and 2008, respectively
Inventory	304,591	277,203
Advance payments	73,350	-
Other receivables	51,259	51,910
Due from directors	51,641	91,288
Due from shareholders	185,294	70,718
Deferred taxes asset	221,032	197,028
Total current assets	3,183,490	2,907,137

Property, plant and equipment, net	538,084	728,103

Installment receivables, net of deferred gross profit of $103,311
and $273,052 at December 31, 2009 and 2008, respectively	999,434	2,102,626

Total assets	$4,721,008	$5,737,866

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$2,893,167	$4,179,799
Due to related party	371,102	101,477
Taxes payable	204,300	229,630
Other current liabilities	21,008	45,803
Total current liabilities	3,489,577	4,556,709

Total liabilities	3,489,577	4,556,709

Shareholders’ equity:
Preferred stock, $0.0001 par value, 2,400,000 shares authorized,	-	-
no shares issued or outstanding at December 31, 2009 and 2008
Common stock, $0.0001 par value, 100,000,000 shares authorized,	2,992	2,966
29,916,400 and 29,656,400 shares issued and outstanding at
December 31, 2009 and 2008, respectively
Additional paid-in capital	2,967,814	2,824,926
Statutory reserve	40,497	40,497
Accumulated deficit	(1,904,489)	(1,815,835)
Accumulated other comprehensive income	124,617	128,603
Total shareholders’ equity	1,231,431	1,181,157

Total liabilities and shareholders' equity	$4,721,008	$5,737,866

The accompanying notes are an integral part of these financial statements.

Consolidated Statements of Operations and Comprehensive Loss

	For the Years Ended December 31,
	2009	2008

Sales	$2,327,708	$1,835,428

Cost of sales	1,929,171	1,052,099

Gross profit	398,537	783,329

Operating expenses
Selling expenses	128,060	107,758
General and administrative expenses	611,588	1,154,028
Total operating expenses	739,648	1,261,786

Loss from operations	(341,111)	(478,457)

Other income (expenses)
Interest income, net	1,042	1,408
Non-operating income (expenses), net	208,129	(191,780)
Government subsidy	19,297	86,244
Total other income (expenses)	228,468	(104,128)

Loss before provision (benefit) for income taxes	(112,643)	(582,585)

Provision (benefit) for income taxes
Current year	(23,989)	(109,919)
Deferred	-	-
Total	(23,989)	(109,919)

Net loss	(88,654)	(472,666)

Other comprehensive income (loss)
Foreign currency translation adjustment	(3,986)	16,223

Comprehensive loss	$(92,640)	$(456,443)

Loss per share
Basic and diluted	$(0.00)	$(0.02)

Weighted average number of shares outstanding
Basic and diluted	29,766,099	29,469,360

The accompanying notes are an integral part of these financial statements.

Consolidated Statements of Shareholders’ Equity

								Accumulated
					Additional			other	Total
	Preferred Stock		Common Stock		Paid-in	Statutory	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Reserve	Deficit	Income	Equity

Balance at December 31, 2007	-	$-	29,452,000	$2,945	$2,313,947	$40,497	$(1,343,169)	$112,380	$1,126,600

Issuance of common shares	-	-	204,400	21	510,979	-	-	-	511,000

Net loss	-	-	-	-	-	-	(472,666)	-	(472,666)

Other comprehensive income	-	-	-	-	-	-	-	16,223	16,223

Balance at December 31, 2008	$-	$-	29,656,400	$2,966	$2,824,926	$40,497	$(1,815,835)	$128,603	$1,181,157

Issuance of common shares	-	-	260,000	26	142,888	-	-	-	142,914

Net loss	-	-	-	-	-	-	(88,654)	-	(88,654)

Other comprehensive income	-	-	-	-	-	-	-	(3,986)	(3,986)

Balance at December 31, 2009	$-	$-	29,916,400	$2,992	$2,967,814	$40,497	$(1,904,489)	$124,617	$1,231,431

The accompanying notes are an integral part of these financial statements.

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2009	2008
Cash flows from operating activities:
Net loss	$(88,654)	$(472,666)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:
Depreciation	51,075	159,991
Provision for bad debt	7,169	1,174
Deferred gross profit	(158,557)	396,340
Loss (gain) on disposal of property and equipment	(215,234)	6,328
Changes in current assets and current liabilities:
Restricted cash	(2,934)	(780)
Accounts receivable	(187,105)	1,680,187
Installment accounts receivable	1,402,580	(3,854,831)
Trade Notes receivable	-	37,738
Inventory	(27,371)	478,806
Advance payments	(78,567)	1,056
Other receivables	644	(20,998)
Deferred tax assets	(23,989)	(109,919)
Accounts payable and accrued expenses	(1,285,818)	1,710,093
Taxes payable	(25,315)	21,977
Other current liabilities	(24,783)	(21,017)
Total adjustments	(568,205)	486,145

Net cash provided by (used in) operating activities	(656,859)	13,479

Cash flows from investing activities:
Acquisition of property and equipment	(10,328)	(571,221)
Proceeds from disposal of property and equipment	215,234	-
Intangible assets	-	9,370
Due from director	39,623	77,379
Due from shareholder	(114,505)	(69,489)

Net cash provided by (used in) investing activities	130,024	(553,961)

Cash flows from financing activities:
Additional paid-in capital	142,914	511,000
Due to related party	290,698	(82,741)

Net cash provided by financing activities	433,612	428,259

Effect of foreign currency translation on cash	146,175	3,045

Net increase (decrease) in cash and cash equivalents	52,952	(109,178)

Cash and cash equivalents at beginning of year	176,946	286,124

Cash and cash equivalents at end of year	$229,898	$176,946

The accompanying notes are an integral part of these financial statements.

Notes To Consolidated Financial Statements
December 31, 2009 and 2008

Note 1 – Organization and Nature of Business

Vecast, Inc. (“the Company”) was incorporated in the State of Delaware on April 11, 2003. On September 22, 2004, the Company acquired a wholly-owned trading subsidiary, Vecast China Co., Ltd. (“Vecast China”), which was established under the corporate laws of the People’s Republic of China (“PRC”).  On November 1, 2004, the Company invested $100,000 to establish another wholly-owned trading subsidiary, Vecast Software Co., Ltd. (Vecast Software”), under the corporate laws of PRC. The business of the Company is conducted through the operations at Vecast China and Vecast Software. The Company’s primary business involves developing cable television network technologies and software, designing and marketing cable television network equipment and devices, and installing and leasing Cable Modem Termination Systems (“CMTS”), Cable Modems (“CM”) and Wi-Fi devices for cable television operators.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United Stated of America (“US GAAP”). The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, after elimination of all material intercompany accounts, transactions, and profits.

Use of Estimates

The preparation of consolidated financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows" codified in FASB ASC Topic 230, the Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents. Restricted cash is excluded from cash and cash equivalents.

Restricted Cash

Restricted cash represents time deposits pledged against short-term bank facilities. Restricted cash is classified as current assets as the maturity of the short-term bank facilities is within one year.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded net of allowance for doubtful accounts. The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company’s estimate is based on historical collection experience and a review of the current status of trade accounts receivable. The Company reserves 3% of accounts receivable balances that have been outstanding for more than six months but less than one year, 10% of accounts receivable balances that have been outstanding for more than one year but less than two years, 50% of accounts receivable balances that have been outstanding for more than two years but less than three years, and 100% of accounts receivable balances that have been outstanding more than three years. The balance of allowance for doubtful accounts amounted to $8,367 and $1,194 as of December 31, 2009 and 2008, respectively.

Installment Receivables and Deferred Gross Profit

Installment accounts receivable are recorded net of deferred gross profit. Deferred gross profit is accounted for as a reduction of accounts receivable. The balance of deferred gross profit amounted to $301,245 and $459,900 as of December 31, 2009 and 2008, respectively.

Note 2 – Summary of Significant Accounting Policies (continued)

Inventory

Inventory is stated at the lower of cost or market. Cost is determined using the weighted-average cost method. Provisions are made for excess, slow moving and obsolete inventory as well as inventory whose carrying value is in excess of net realizable value. Management continually evaluates the recoverability based on assumptions about customer demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory reserves or write-downs may be required that could negatively impact our gross margin and operating results. The Company did not record any provision for excess, slow-moving and obsolete inventory as of December 31, 2009 and 2008.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Gains or losses on disposals are reflected as gain or loss in the year of disposal. The cost of improvements that extend the life of buildings, machinery and equipment are capitalized. These capitalized costs may include structural improvements, equipment and fixtures. All ordinary repair and maintenance costs are expensed as incurred.

Depreciation for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the assets as follows:

Vehicles	2 to 4 years
Furniture, machinery and equipment	5 to 15 years

Cost of repairs and maintenance is expensed as incurred. Gain or loss on disposal of property and equipment, if any, is recognized in the statements of operations.

Revenue Recognition

The Company derives its revenues primarily from sale of cable television network equipments and devices, and installing and leasing CMTS, CM and Wi-Fi devices for cable television operators. In accordance with the provisions of Staff Accounting Bulletin No. 104, codified in FASB ASC Topic 480, revenue should not be recognized until it is realized or realizable and earned.  Revenues are considered to have been earned when the entity has substantially accomplished what it must do to be entitled to the benefits represented by the revenues. In this regard, the Company’s revenue is recognized when merchandise is received by customers or shipped by the Company pursuant to contractual terms of sales, title and risk of loss passes to the customers and the collectability is reasonably assured.

The Company also derives its revenues under the installment method for certain sales of its products, where payments from customers are made in periodic installments over an extended period of time. Under the installment method of accounting, gross profit is deferred and no revenue or gain is recognized at the time of sale, except to the extent of gross profit in a down payment. Gross profit is recognized only to the extent that cash has been collected. Each installment collected consists of recovery of cost and gross profit, calculated based on the pre-determined gross profit margin in the original sale.

Research and Development

Research and development costs are expensed as incurred. Research and development costs for the years ended December 31, 2009 and 2008 were insignificant.

Note 2 – Summary of Significant Accounting Policies (continued)

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

A valuation allowance is provided to reduce the carrying amount of deferred tax assets if it is considered more likely than not that some portion, or all, of the deferred tax assets will not be realized. The standard corporate income tax rate has decreased from 33% to 25% beginning on January 1, 2008, when the new Chinese tax law became effective. As of December 31, 2009 and 2008, no valuation allowance was deemed necessary.

Fair Value of Financial Instruments

The Company’s financial instruments include cash equivalents, accounts receivable, accounts payable, and other financial instruments.  The carrying values of cash equivalents, accounts receivable, accounts payable, and the Company’s borrowings from related party approximate their fair value because of the short maturity of these instruments.

The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS 157”) on January 1, 2008.  SFAS 157 has been codified as ASC 820-10, “Fair Value Measurements.”  ASC 820-10, among other things, defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. ASC 820-10 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, ASC 820-10 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1: Observable inputs such as quoted prices in active markets;

Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Foreign Currency Translation and Transactions

The Company uses the United States dollars (“US Dollar” or “US$” or “$”) for financial reporting purposes. The Company maintains the books and records in its functional currency, Chinese Renminbi (“RMB”), which is the primary currency of the economic environment in which its operations are conducted. In general, the Company translates its assets and liabilities into U.S. dollars using the applicable exchange rates prevailing at the balance sheet date, and the statement of income is translated at average exchange rates during the reporting period. Adjustments resulting from the translation of the Company’s financial statements are recorded as accumulated other comprehensive income.

Note 2 – Summary of Significant Accounting Policies (continued)

Foreign Currency Translation and Transactions (continued)

The exchange rates used to translate amounts in RMB into U.S. Dollars for the purposes of preparing the consolidated financial statements were as follows:

	December 31, 2009	December 31, 2008
Balance sheet items, except for paid-in capital
and retained earnings, as of the years ended	US$1:RMB 6.8166	US$1:RMB 6.8542

Amounts included in the statements of
income, statements of stockholders’ equity
and statements of cash flows for the years
ended	US$1:RMB 6.8208	US$1:RMB 6.96225

Comprehensive Loss

The Company has adopted SFAS No. 130, “Reporting Comprehensive Income”, codified in FASB ASC Topic 220, which establishes rules for the reporting and display of comprehensive income, its components and accumulated balances. SFAS No. 130 (ASC 220) defines comprehensive income to include all changes in equity, including adjustments to minimum pension liabilities, accumulated foreign currency translation, and unrealized gains or losses on available-for-sale marketable securities, except those resulting from investments by owners and distributions to owners.

Recent Accounting Pronouncements

In January 2010, the FASB expanded the disclosure requirements for fair value measurements relating to the transfers in and out of Level 2 measurements and amended the disclosure for the Level 3 activity reconciliation to be presented on a gross basis. In addition, valuation techniques and inputs should be disclosed for both Levels 2 and 3 recurring and nonrecurring measurements. The new requirements are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about the Level 3 activity reconciliation which are effective for fiscal years beginning after December 15, 2010. The Company adopted the new disclosure requirements on January 1, 2010 except for the disclosure related to the Level 3 reconciliation, which will be adopted on January 1, 2011. The adoption will not have an impact on its consolidated financial condition, results of operations or cash flows.

In October 2009, the FASB issued an amendment to the accounting and disclosure for revenue recognition. The amendment modifies the criteria for recognizing revenue in multiple element arrangements. Under the guidance, in the absence of vendor-specific objective evidence (“VSOE”) or other third party evidence (“TPE”) of the selling price for the deliverables in a multiple-element arrangement, this amendment requires companies to use an estimated selling price (“ESP”) for the individual deliverables. Companies shall apply the relative-selling price model for allocating an arrangement’s total consideration to its individual deliverables. Under this model, the ESP is used for both the delivered and undelivered elements that do not have VSOE or TPE of the selling price. The guidance is effective for the fiscal year beginning on or after June 15, 2010, and will be applied prospectively to revenue arrangements entered into or materially modified after the effective date. The Company intends to adopt the new guidance prospectively beginning January 1, 2011 and is currently evaluating the impact the adoption will have on its consolidated financial statements.

On July 1, 2009, the Financial Accounting Standards Board (“FASB”) officially launched the FASB Accounting Standards Codification (“ASC”), which has become the single official source of authoritative nongovernmental US GAAP, in addition to guidance issued by the Securities and Exchange Commission. The ASC is designed to simplify US GAAP into a single, topically ordered structure. All guidance contained in the ASC carries an equal level of authority. The ASC is effective for all interim and annual periods ending after September 15, 2009.

Note 2 – Summary of Significant Accounting Policies (continued)

Recent Accounting Pronouncements (continued)

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS 165”), codified in FASB ASC Topic 855-10-05, which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 (ASC 855-10-05) also requires entities to disclose the date through which subsequent events were evaluated as well as the rationale for why that date was selected. SFAS 165 (ASC 855-10-05) is effective for interim and annual periods ending after June 15, 2009, and accordingly, the Company adopted this pronouncement during the year ended December 31, 2009. SFAS 165 (ASC 855-10-05) requires that public entities evaluate subsequent events through the date that the financial statements are issued. The Company has evaluated subsequent events through September 16, 2010.

Note 3– Installment Sales

The Company sells cable television network equipment to one major customer on an installment payment plan of four payments in three years. The Company uses the installment sales method of accounting, under which gross profit is recognized only to the extent that cash has been collected. For the years ended December 31, 2009 and 2008, the Company recognized $195,942 and $156,960 of gross profit from installment sales, respectively.

Note 4– Restricted Cash

As of December 31, 2009 and 2008, the Company had restricted cash of $3,714 and $780, respectively. These restricted cash balances are reserved as tender bonds to ensure the contractor that is the Company, to undertake the project as agreed. The cash deposit is subject to full or partial forfeiture if the Company fails to either execute the contract or provide the required services.

Note 5 – Installment Receivables

Installment receivables is non-interest bearing and has an initial term of three years. Details of installment receivables at December 31, 2009 and 2008 are as follows:

Due in:	2009	2008

2009	$-	$1,851,282
2010	1,720,773	1,590,530
2011	1,037,621	785,148
2012	65,124	-

Total	2,823,518	4,226,960
Less: gross profit on installment sales	(301,245)	(459,900)

Installment receivables, net	$2,522,273	$3,767,060

Current balance	$1,522,839	$1,664,434
Long-term balance	999,434	2,102,626

Installment receivables, net	$2,522,273	$3,767,060

Note 6 – Inventory

Inventory at December 31, 2009 and 2008 consists of the following:

	December 31, 2009	December 31, 2008

Raw materials	$3,237	$3,118
Finished goods	301,354	274,085

Total	$304,591	$277,203

Note 7 – Advance Payments

The Company made advances to one of its vendors for set-top-box processing charges. The balance of advance payments amounted to $73,550 and $0 as of December 31, 2009 and 2008, respectively.

Note 8 – Due from Shareholders

As of December 31, 2009 and 2008, the Company had outstanding loans to shareholders of $185,294 and $70,718, respectively. These loans represent non-interest bearing good faith loans and are payable on demand.

Note 9 – Deferred Taxes Asset

The Company’s deferred taxes asset consist of the following:

	December 31, 2009	December 31, 2008

Net operating loss carryforwards	$221,032	$197,028

At December 31, 2009, the Company has available unused net operating loss carryforwards that may be applied against future taxable income and expire as follows:

Net operating loss
Year of Expiration	carryforwards
2012	$80,053
2013	116,975
2014	24,004

Total	$221,032

Note 10 – Property and Equipment

Property and equipment at December 31, 2009 and 2008 consists of the following:

	December 31, 2009	December 31, 2008

Vehicles	$7,614	$-
Machinery and equipment	511,000	511,000
Furniture and office equipment	60,947	615,129
Subtotal	579,561	1,126,129

Less: accumulated depreciation	41,477	398,026

Total	$538,084	$728,103

Depreciation expense for the fiscal years ended December 31, 2009 and 2008 was $51,075 and $159,991, respectively.

Note 11 – Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses at December 31, 2009 and 2008 consist of the following:

	December 31, 2009	December 31, 2008

Accounts payable	$2,813,167	$4,139,799
Accrued expenses	80,000	40,000

Total	$2,893,167	$4,179,799

The carrying value of accounts payable and accrued expenses approximates fair value due to the short-term nature of these obligations.

Note 12 – Due to Related Party

As of December 31, 2009 and 2008, the Company had outstanding payables to a related party, IDN Telecom, Inc. (“IDN Telecom”) of $371,102 and $101,477, respectively. These payables were the payments the Company owes to IDN Telecom, Inc. for the purchase of cable modems.

Note 13 – Taxes Payable

Taxes payable at December 31, 2009 and 2008 consist of the following:

	December 31, 2009	December 31, 2008

VAT taxes payable	$202,114	$227,251
Other taxes payable	2,186	2,379

Total	$204,300	$229,630

Note 14 – Stockholder Authorization and Issuance

According to Article III of Vecast Inc. Certificate of Amendment of Certificate of Incorporation filed on May 6, 2003, the Company is authorized to issue two classes of shares to be designated respectively preferred stock and common stock. The total number of shares of capital stock that the Company is authorized to issue is 102,400,000. The total number of shares of preferred stock the Company is authorized to issue is 2,400,000 with a par value of $0.0001 per share. The total number of shares of common stock the Company is authorized to issue is 100,000,000 with a par value of $0.0001 per share. 29,452,000 shares were issued in 2003, which included 840,000 shares of preferred stock and 28,612,000 shares of common stock. In December 2008, IDN Telecom transferred an asset with a fair value of $511,000 to the Company in exchange of 204,400 shares of common stock. In August 2009, the Company issued 260,000 shares of common stock to multiple individual investors with total proceeds of $142,914.

Note 15 – Earnings (Loss) Per Share

The Company presents earnings (loss) per share on a basic and diluted basis. Basic earnings (loss) per share have been computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding. Diluted earnings (loss) per share have been computed by dividing income (loss) available to common shareholders by the weighted average number of shares outstanding including the dilutive effect of equity securities.

	For the Years Ended December 31,
	2009	2008

Net loss	$(88,654)	$(472,666)

Weighted average common shares
(denominator for basic income per share)	29,766,099	29,469,360

Effect of diluted securities:	-	-

Weighted average common shares
(denominator for diluted income per share)	29,766,099	29,469,360

Basic loss per share	$(0.00)	$(0.02)
Diluted loss per share	$(0.00)	$(0.02)

Note 16 – Income Taxes

The Company is incorporated in the State of Delaware in the United States and conducts all of its business through its Chinese subsidiary and its affiliated Chinese operating companies. All business is conducted in PRC. As the Delaware holding company has not recorded any income for the year ended December 31, 2009 and 2008, there was no provision or benefit for the United States income tax purpose.

The Company’s Chinese subsidiaries based in China are governed by the Income Tax Law of the PRC concerning the privately-run enterprises, which are generally subject to tax at a new statutory rate of 25% and were, until January 2008, subject to tax at a statutory rate of 33% (30% state income tax plus 3% local income tax) on income reported in the statutory statements after appropriate tax adjustments.

On March 16, 2007, the National People’s Congress of China approved the Corporate Income Tax Law of the PRC (the New CIT Law), which is effective from January 1, 2008. Under the new law, the corporate income tax rate applicable to all Companies, both domestic and foreign-invested companies, is 25%, replacing the previous applicable tax rate of 33%. For the years ended December 31, 2009 and 2008, the Company incurred operating losses and as a result earned tax credits of $23,989 and $109,919, respectively.

On February 22, 2008, the Ministry of Finance (“MOF”) and the State Administration of Taxation (“SAT”) jointly issued Cai Shui [2008] Circular 1 (“Circular 1”). According to Article 4 of Circular 1, distributions of accumulated profits earned by a FIE prior to January 1, 2008 to foreign investor(s) in 2008 or after will be exempt from withholding tax (“WHT”) while distribution of the profit earned by an FIE after January 1, 2008 to its foreign investor(s) shall be subject to WHT. Since the Company intends to reinvest its earnings to further expand its businesses in mainland China, its foreign invested enterprises do not intend to declare dividends to their immediate foreign holding companies in the foreseeable future.

Note 17 – Risk of Concentrations and Credit Risk

In the years ended December 31, 2009 and 2008, three vendors accounted for approximately 71% and 77% of the Company’s purchases, respectively. Total purchases from these vendors were $5,669,449 and $29,132,342 for the years ended December 31, 2009 and 2008, respectively.

In the years ended December 31, 2009 and 2008, five customers accounted for approximately 51% and 75% of the Company’s revenue, respectively. Total sales to these customers were $3,903,969 and $23,542,110, for the years ended December 31, 2009 and 2008, respectively.

Financial instruments which potentially subject the Company to credit risk consist principally of cash on deposit with financial institutions. Management believes that the financial institutions that hold the Company’s cash and cash equivalents are financially sound and minimal credit risk exists with respect to these investments.

Note 18 – Risk Factors

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC as well as by the general state of the PRC’s economy. The Company's business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Note 19 – Subsequent Events

None.

VECAST, INC.

CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2010 AND 2009

Table of Contents

Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheets
Consolidated Statements of Operations and Comprehensive Loss
Consolidated Statements of Cash Flows
Notes to Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Vecast, Inc.

We have reviewed the accompanying consolidated balance sheet of Vecast, Inc. (the “Company”) as of September 30, 2010, and the related consolidated statements of operations and comprehensive income (loss) for the three months and nine months ended September 30, 2010 and 2009, and cash flows for the nine months ended September 30, 2010 and 2009. These consolidated financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Vecast, Inc. as of December 31, 2009, and the related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for the year then ended (not presented herein); and in our report dated September 16, 2010, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 2009, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

/s/ Patrizio & Zhao, LLC

Parsippany, New Jersey

December 10, 2010

Consolidated Balance Sheets

	September 30,	December 31,
	2010	2009
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$4,958,092	$229,898
Restricted cash	2,293	3,714
Accounts receivable, net of allowance for doubtful accounts of $8,539	330,108	539,872
and $8,367 at September 30, 2010 and December 31, 2009, respectively
Installment receivables, net	265,110	1,522,839
Inventory	597,191	304,591
Advance payments	1,090,179	73,350
Other receivables	217,604	51,259
Due from directors	54,174	51,641
Due from shareholders	90,343	185,294
Deferred tax asset	242,024	221,032
Total current assets	7,847,118	3,183,490

Property and equipment, net	556,932	538,084

Long- term installment receivables, net	1,947,872	999,434

Total assets	$10,351,922	$4,721,008

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$2,738,332	$2,893,167
Due to related party	403,588	371,102
Taxes payable	98,609	204,300
Other current liabilities	84,999	21,008
Total current liabilities	3,325,528	3,489,577

Total liabilities	3,325,528	3,489,577

Shareholders’ equity:
Preferred stock, $0.0001 par value, 2,400,000 shares authorized,	-	-
no shares issued or outstanding at June 30, 2010 and
December 31, 2009, respectively
Common stock, $0.0001 par value, 100,000,000 shares authorized,	3,592	2,992
35,916,400 and 29,916,400 shares issued and outstanding at
September 30, 2010 and December 31, 2009
Additional paid-in capital	8,967,214	2,967,814
Statutory reserve	40,497	40,497
Accumulated deficit	(2,165,744)	(1,904,489)
Accumulated other comprehensive income	180,835	124,617
Total shareholders’ equity	7,026,394	1,231,431

Total liabilities and shareholders' equity	$10,351,922	$4,721,008

The accompanying notes are an integral part of these financial statements.

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2010	2009	2010	2009

Sales	$81,404	$571,149	$921,145	$1,906,588

Cost of sales	77,211	479,009	799,828	1,562,564

Gross profit	4,193	92,140	121,317	344,024

Operating expenses
Selling expenses	2,027	5,829	8,007	59,265
General and administrative expenses	165,896	192,481	391,546	453,699
Total operating expenses	167,923	198,310	399,553	512,964

Loss from operations	(163,730)	(106,170)	(278,236)	(168,940)

Other income (expenses)
Interest income, net	2,776	518	6,730	820
Non-operating income (expenses), net	(327)	208,962	(1,455)	208,350
Government subsidy	-	-	-	19,295
Total other income	2,449	209,480	5,275	228,465

Income (loss) before provision (benefit) for	(161,281)	103,310	(272,961)	59,525
income taxes

Provision (benefit) for income taxes
Deferred tax benefit	(11,873)	-	(11,706)	-
Current tax provision	-	34,038	-	30,606
Total	(11,873)	34,038	(11,706)	30,606

Net income (loss)	(149,408)	69,272	(261,255)	28,919

Other comprehensive income
Foreign currency translation adjustment	49,308	127	56,218	2,844

Comprehensive income (loss)	$(100,100)	$69,399	$(205,037)	$31,763

Earnings (loss) per share
Basic and diluted	$(0.00)	$0.00	$(0.01)	$0.00

Weighted average number of shares
outstanding
Basic and diluted	35,916,400	29,831,617	33,485,743	29,715,232

The accompanying notes are an integral part of these financial statements.

Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended September 30,
	2010	2009
Cash flows from operating activities:
Net income (loss)	$(261,255)	$28,919
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Depreciation	15,597	47,960
Provision for bad debt	12,533	5,376
Deferred gross profit	(16,529)	(133,121)
Loss on disposal of property and equipment	-	149,041
Changes in current assets and current liabilities:
Restricted cash	1,471	(4,398)
Accounts receivable	216,970	(283,714)
Installment receivables	358,599	1,168,380
Inventory	(281,398)	105,897
Advance payments	(37,696)	(31,392)
Other receivables	(164,642)	(150,821)
Deferred tax asset	(16,186)	30,606
Accounts payable and accrued expenses	(208,065)	(1,193,605)
Taxes payable	(102,792)	24,315
Other current liabilities	57,463	(41,588)
Total adjustments	(164,675)	(307,064)

Net cash used in operating activities	(425,930)	(278,145)

Cash flows from investing activities:
Advance payments for purchase of building and equipment	(959,868)	-
Acquisition of property and equipment	(33,707)	(8,340)
Due from directors	(1,451)	75,845
Due from shareholders	97,026	(110,522)

Net cash used in investing activities	(898,000)	(43,017)

Cash flows from financing activities:
Due to related party	17,937	174,245
Proceeds from issuance of common stocks	6,000,000	142,914

Net cash provided by financing activities	6,017,937	317,159

Effect of foreign currency translation on cash	34,187	9,135

Net increase in cash and cash equivalents	4,728,194	5,132

Cash and cash equivalents - beginning	229,898	176,946

Cash and cash equivalents - ending	$4,958,092	$182,078

The accompanying notes are an integral part of these financial statements.

Notes To Consolidated Financial Statements (Unaudited)

Note 1 – Organization and Nature of Business

Vecast, Inc. (“the Company”) was incorporated in the State of Delaware on April 11, 2003. On September 22, 2004, the Company acquired a wholly-owned trading subsidiary, Vecast China Co., Ltd. (“Vecast China”), which was established under the corporate laws of the People’s Republic of China (“PRC”).  On November 1, 2004, the Company invested $100,000 to establish another wholly-owned trading subsidiary, Vecast Software Co., Ltd. (Vecast Software”), under the corporate laws of PRC. The business of the Company is conducted through the operations at Vecast China and Vecast Software. The Company’s primary business involves developing cable television network technologies and software, designing and marketing cable television network equipment and devices, and installing and leasing Cable Modem Termination Systems (“CMTS”), Cable Modems (“CM”) and Wi-Fi devices for cable television operators.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The Company’s consolidated financial statements include the accounts of its controlled subsidiaries. All intercompany balances and transactions are eliminated in consolidation. The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applicable to interim financial information and the requirements of Form 10-Q and Article 10 of Regulation S-X of the Securities and Exchange Commission. Accordingly, they do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. Interim results are not necessarily indicative of results for a full year. In the opinion of management, all adjustments considered necessary for a fair presentation of the financial position and the results of operations and cash flows for the interim periods have been included.

In preparing the accompanying unaudited consolidated financial statements, we evaluated the period from September 30, 2010 through the date the financial statements were issued, for material subsequent events requiring recognition or disclosure. No such events were identified for this period.

Interim Financial Statements

These interim financial statements should be read in conjunction with the audited consolidated financial statements for the years ended December 31, 2009 and 2008, as not all disclosures required by generally accepted accounting principles for annual financial statements are presented. The interim consolidated financial statements follow the same accounting policies and methods of computations as the audited consolidated financial statements for the years ended December 31, 2009 and 2008.

Interim Financial Statements

Certain amounts as of September 30, 2009 were reclassified for presentation purposes.

Note 3– Installment Sales

The Company sells cable television network equipment to one major customer on an installment payment plan of four payments in three years. The Company uses the installment sales method of accounting, under which gross profit is recognized only to the extent that cash has been collected. For three months ended September 30, 2010 and 2009, the Company recognized $6,817 and $32,977 of gross profit from installment sales, respectively. For nine months ended September 30, 2010 and 2009, the Company recognized $93,271 and $199,602 of gross profit from installment sales, respectively.

Note 4– Restricted Cash

As of September 30, 2010 and December 31, 2009, the Company had restricted cash of and $2,293 and $3,714, respectively. These restricted cash balances are reserved as tender bonds to ensure that the Company undertakes the project as agreed. The cash deposit is subject to full or partial forfeiture if the Company fails to either execute the contract or provide the required services.

Note 5 – Installment Receivables

Installment receivables are non-interest bearing and have an initial term of three years. Details of installment receivables as of September 30, 2010 and December 31, 2009 are as follows:

Due in:	September 30, 2010	December 31, 2009

2010	$316,020	$1,720,773
2011	1,961,982	1,037,621
2012	158,880	65,124
2013	79,440	-

Total	2,516,322	2,823,518
Less: gross profit on installment sales	(290,585)	(301,245)
Less: allowance for doubtful accounts	(12,755)	-

Installment receivables, net	$2,212,982	$2,522,273

Current balance	$265,110	$1,522,839
Long-term balance	1,947,872	999,434

Installment receivables, net	$2,212,982	$2,522,273

Note 6 – Inventory

Inventory as of September 30, 2010 and December 31, 2009 consists of the following:

	September 30, 2010	December 31, 2009

Parts and supplies	$1,083	$3,237
Finished goods	596,108	301,354

Total	$597,191	$304,591

Note 7 – Advance Payments

Advance payments as of September 30, 2010 and December 31, 2009 consist of the following:

	September 30, 2010	December 31, 2009

Set-top-box processing charges	$113,346	$73,350
Building	885,833	-
Equipment	91,000	-

Total	$1,090,179	$73,350

Note 8 – Due from Shareholders

As of September 30, 2010 and December 31, 2009, the Company had outstanding loans to shareholders of $90,343 and $185,294, respectively. These loans represent non-interest bearing good faith loans and are payable on demand.

Note 9 – Deferred Tax Asset

The component of the Company’s deferred tax asset consists of the following:

	September 30, 2010	December 31, 2009

Net operating loss carryforwards	$242,024	$221,032

Note 9 – Deferred Tax Asset (continued)

As of September 30, 2010, the Company had available unused net operating loss carryforwards that may be applied against future taxable income and expire as follows:

Net operating loss
Year of Expiration	carryforwards
2012	$534,754
2013	781,393
2014	300,573

Total	$1,616,720

Note 10 – Property and Equipment

Property and equipment as of September 30, 2010 and December 31, 2009 consist of the following:

	September 30, 2010	December 31, 2009

Vehicles	$7,770	$7,614
Machinery and equipment	511,000	511,000
Furniture and office equipment	96,256	60,947
Subtotal	615,026	579,561

Less: accumulated depreciation	58,094	41,477

Total	$556,932	$538,084

Depreciation expense for the three months ended September 30, 2010 and 2009 was $6,143 and $7,925, respectively. Depreciation expense for the nine months ended September 30, 2010 and 2009 was $15,597 and $47,960, respectively.

Note 11 – Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses as of September 30, 2010 and December 31, 2009 consist of the following:

	September 30, 2010	December 31, 2009

Accounts payable	$2,720,332	$2,813,167
Accrued expenses	18,000	80,000

Total	$2,738,332	$2,893,167

The carrying value of accounts payable and accrued expenses approximates fair value due to the short-term nature of these obligations.

Note 12 – Due to Related Party

As of September 30, 2010 and December 31, 2009, the Company had outstanding payables to a related party, IDN Telecom, Inc. (“IDN Telecom”) of $403,588 and $371,102, respectively. These payables were the payments the Company owes to IDN Telecom, Inc. for the purchase of cable modems.

Note 13 – Taxes Payable

Taxes payable as of September 30, 2010 and December 31, 2009 consist of the following:

	September 30, 2010	December 31, 2009

VAT taxes payable	$87,509	$202,114
Other taxes payable	11,100	2,186

Total	$98,609	$204,300

Note 14 – Stockholder Authorization and Issuance

According to Article III of Vecast Inc. Certificate of Amendment of Certificate of Incorporation filed on May 6, 2003, the Company is authorized to issue two classes of shares to be designated respectively preferred stock and common stock. The total number of shares of capital stock that the Company is authorized to issue is 102,400,000. The total number of shares of preferred stock the Company is authorized to issue is 2,400,000 with a par value of $0.0001 per share. The total number of shares of common stock the Company is authorized to issue is 100,000,000 with a par value of $0.0001 per share. On April 20, 2010, the Company entered into a Common Stock Purchase Agreement with Alliance NGN Inc., a California corporation, and issued 6,000,000 shares of common stock for $1.00 per share. The proceeds from the transaction was $6,000,000. As of September 30, 2010, 35,916,400 shares of common stock were issued and outstanding.

Note 15 – Earnings (Loss) Per Share

The Company presents earnings (loss) per share on a basic and diluted basis. Basic earnings (loss) per share have been computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding. Diluted earnings (loss) per share have been computed by dividing income (loss) available to common shareholders by the weighted average number of shares outstanding including the dilutive effect of equity securities.

	For the Three Months Ended September 30,
	2010	2009

Net income (loss)	$(149,408)	$69,272

Weighted average common shares
(denominator for basic income per share)	35,916,400	29,831,617

Effect of diluted securities:	-	-

Weighted average common shares
(denominator for diluted income per share)	35,916,400	29,831,617

Basic earnings (loss) per share	$(0.00)	$0.00
Diluted earnings (loss) per share	$(0.00)	$0.00

Note 15 – Earnings (Loss) Per Share (continued)

	For the Nine Months Ended September 30,
	2010	2009

Net income (loss)	$(261,255)	$28,919

Weighted average common shares
(denominator for basic income per share)	33,485,743	29,715,232

Effect of diluted securities:	-	-

Weighted average common shares
(denominator for diluted income per share)	33,485,743	29,715,232

Basic earnings (loss) per share	$(0.01)	$0.00
Diluted earnings (loss) per share	$(0.01)	$0.00

Note 16 – Income Taxes

The Company is incorporated in the State of Delaware in the United States and conducts all of its business through its Chinese subsidiary and its affiliated Chinese operating companies. All business is conducted in PRC. As the Delaware holding company has not recorded any income for the year ended December 31, 2009 and 2008, there was no provision or benefit for the United States income tax purpose.

The Company’s Chinese subsidiaries based in China are governed by the Income Tax Law of the PRC concerning the privately-run enterprises, which are generally subject to tax at a new statutory rate of 25% and were, until January 2008, subject to tax at a statutory rate of 33% (30% state income tax plus 3% local income tax) on income reported in the statutory statements after appropriate tax adjustments.

On March 16, 2007, the National People’s Congress of China approved the Corporate Income Tax Law of the PRC (the New CIT Law), which is effective from January 1, 2008. Under the new law, the corporate income tax rate applicable to all Companies, both domestic and foreign-invested companies, is 25%, replacing the previous applicable tax rate of 33%. For the nine months ended September 30, 2010 and 2009, the income tax benefit received and income tax expense incurred was $4,148 and $31,215, respectively.

On February 22, 2008, the Ministry of Finance (“MOF”) and the State Administration of Taxation (“SAT”) jointly issued Cai Shui [2008] Circular 1 (“Circular 1”). According to Article 4 of Circular 1, distributions of accumulated profits earned by a FIE prior to January 1, 2008 to foreign investor(s) in 2008 or after will be exempt from withholding tax (“WHT”) while distribution of the profit earned by an FIE after January 1, 2008 to its foreign investor(s) shall be subject to WHT. Since the Company intends to reinvest its earnings to further expand its businesses in mainland China, its foreign invested enterprises do not intend to declare dividends to their immediate foreign holding companies in the foreseeable future.

Note 17 – Risk of Concentrations and Credit Risk

For the nine months ended September 30, 2010 and 2009, one vendor accounted for approximately 83.03% and 57.34% of the Company’s purchases, respectively. Total purchases from these vendors were $669,653 and $364,353 for the nine months ended September 30, 2010 and 2009, respectively.

For the nine months ended September 30, 2010 and 2009, one customer accounted for approximately 83.14% and 69.26% of the Company’s revenue, respectively. Total sales to these customers were $779,365 and $1,321,414, for the nine months ended September 30, 2010 and 2009, respectively.

Note 17 – Risk of Concentrations and Credit Risk (continued)

Financial instruments which potentially subject the Company to credit risk consist principally of cash on deposit with financial institutions. Management believes that the financial institutions that hold the Company’s cash and cash equivalents are financially sound and minimal credit risk exists with respect to these investments.

Note 18 – Risk Factors

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC as well as by the general state of the PRC’s economy. The Company's business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

PART II - INFORMATION NOT REQUIRED IN THE PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

 The estimated costs of this offering are as follows (1):

Securities and Exchange Commission registration fee (2)	$471
Federal Taxes	$0
State Taxes and Fees	$0
Listing Fees	$0
Transfer Agent Fees	$0
Accounting fees and expenses	$116,000
Legal fees and expenses	$25,000

Total	$141,471

(1)All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above.

(2) The actual registration fee is $ 470.58.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware corporation laws.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

RECENT SALES OF UNREGISTERED SECURITIES

On April 23, 2003, we entered a Stock Purchase Agreement with IDN Telecom Inc and issued 25,000,000 shares of common stock to IDN Telecom Inc for $ 10,000, pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of1933.

On April 30, 2003, we entered a Stock Purchase Agreement with China Century Financial Corp and issued 1,912,000 shares of common stock to China Century Financial Corp for a price of $ 0.5 per share, pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of1933.

On September 12, 2003, we entered a Series A Preferred Stock Purchase Agreement with Cirmaker Industry Co, Ltd, a Taiwan company, and issued 840,000 shares of Series A Preferred Stock to Cirmaker Industry Co, Ltd for a price of $ 0.5 per share, pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of1933. On July 2, 2007, Cirmaker Industry Co. Ltd. converted the said 840,000 shares of preferred A stock into 840,000 shares of common stock.

On January 20, 2004, we entered a Stock Purchase Agreement with IDN Telecom, Inc., and issued 80,000 shares of common stock to IDN Telecom, Inc. for a total price of $40,000, pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of1933.

On September 15, 2005, we entered a Common Stock Purchase Agreement with SHIN-YI Securities Consultant Co., Ltd., a Taiwan company, and issued 1,620,000 shares of Common Stock to SHIN-YI Securities Consultant Co., Ltd. for a price of $0.55 per share, pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

On December 1, 2008, we entered a Stock Purchase Agreement with IDN Telecom, Inc. and issued 204,400 shares of Common Stock in exchange of equipment investment valued $511,000, pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of1933.

On August 18, 2009, we entered share purchase agreements with a group of individual purchasers from Taiwan and issued 260,000 shares of common stock to them for a price of $ 0.55 per share, pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of1933.

On April 20, 2010, we entered a Common Stock Purchase Agreement with Alliance NGN Inc., a California corporation, and issued 6,000,000 shares of common stock for a price of $1.00 per share, pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of1933.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Document Description

3.1	Articles of Incorporation.
3.2	Bylaws.
5.1	Legal Opinion
21.1	Subsidiaries of Registrant
23.1	Auditor Consent
99.1	Stock Subscription Agreement

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

	(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of the securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
	(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

	(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by itself is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, the People’s Republic of China on the 14th day of December, 2010.

Vecast, Inc.

By:	/s/ George Wu
George Wu
Chairman of Board, Chief Executive Officer, Board Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the  14th day of December, 2010

Signature	Title

/s/ George Wu
George Wu	Chairman of Board, Chief Executive Officer, Board Director

/s/ Lily Kuo
Lily Kuo	Board Director, Vice President

/s/ Amy Mou
Amy Mou	Board Director